Exhibit 10.15
CONFIDENTIAL
EXECUTION VERSION
DEVELOPMENT, LICENSE AND SERVICES AGREEMENT
([***]/METHSCOPOLAMINE PRODUCT)
     This Development, License and Services Agreement (including all Schedules hereto, this “Agreement) is made and dated as of March 19, 2008 (the “Effective Date”), by and between Cornerstone BioPharma, Inc., a Delaware corporation (“Cornerstone”), and Neos Therapeutics, L.P., a Texas limited partnership (“Neos” and together with Cornerstone, the “Parties”).
     WHEREAS, Neos is engaged in providing development and manufacturing services to pharmaceutical companies and owns dynamic variable release technologies that result in products that show controlled release characteristics in vitro (the “DVR Technology”), which technologies are in part the subject of the pending patent application[s] set forth in Schedule A hereto (the “DVR Patent Application[s]”);
     WHEREAS, Cornerstone is engaged in research, development, marketing and sale of human pharmaceutical products, wishes to utilize the DVR Technology to develop the Product (as defined below) for Commercialization (as defined below) in the Territory (as defined below), and wishes to engage Neos to perform the Development Work (as defined below), including the production of quantities of GMP Product for use as clinical material;
     WHEREAS, Neos has the capabilities and is willing to provide such development activities and manufacturing services and to license rights under the DVR Technology and the DVR Patent Applications in the Territory to Cornerstone, subject to the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties hereto agree as follows:
ARTICLE 1.
DEFINITIONS
     In addition to the other terms defined elsewhere herein, the following terms and phrases shall have the following meanings when used in this Agreement.
     “Affiliate” shall mean, with respect to any person, any person that directly or indirectly through stock ownership or through other arrangements either controls, or is controlled by or is under common control with, such person. The direct or indirect ownership of over 50% of the outstanding voting securities of an entity, or the right to receive over 50% of the profits or earnings of an entity, and such other relationships as in fact results in actual control over the management of an entity, each shall be deemed to constitute control.
     “Clinical Product” means active and placebo batches of Product produced for use in connection with Cornerstone’s clinical trials of the Product.

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     “CMC” means the chemistry, manufacturing and controls section(s) and data in the NDA.
     “Commercialization” (or “Commercialize”) means developing, conducting preclinical or clinical studies or trials, seeking regulatory approvals, manufacturing, marketing, distributing, importing, offering for sale or selling the Product.
     “Development Work” means all the activities specified to be performed by Neos under this Agreement including without limitation work related to formulation of the Product, developing and documenting the manufacturing process related to the Product, preparing the CMC section of the NDA for the Product, and manufacturing the Product for use in connection with the NDA submission.
     “FDA” means the United States Food and Drug Administration or any successor entity thereto.
     “Force Majeure” has the meaning set forth in Section 11.7.
     “GLP” means the FDA’s current good laboratory practices, as specified in Title 21, Code of Federal Regulations, Part 58, and applicable FDA guidance documents, as the same shall be amended from time to time.
     “GMP” means the FDA’s current good manufacturing practices, as specified in Title 21, Code of Federal Regulations, Part 210, and applicable FDA guidance documents, as the same shall be amended from time to time.
     “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.
     “Joint Invention” has the meaning set forth in Section 2.5(c).
     “Insolvency Event” has the meaning set forth in Section 10.2(d).
     “Know-How” means any and all product specifications, processes, product designs, plans, trade secrets, know-how, ideas, concepts, manufacturing, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, data, research records, supplier lists and similar data and information, and all other confidential or proprietary technical and business information.
     “Laws” means any and all federal, state, and local laws, rules, regulations, orders and requirements applicable to the Parties in performance of this Agreement including without limitation the following: the Prescription Drug Marketing Act of 1987, the Federal Food, Drug and Cosmetic Act, and all regulations and other guidance or requirements of the FDA or any equivalent agency.
     “Manufacturing Site” means Neos’ facilities where the Product formulation and manufacturing process are developed and the Product is manufactured, stored and handled.
     “Materials” has the meaning set forth in Section 2.1(b).

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     “NDA” means, in respect of the Product, a New Drug Application filed by Cornerstone with the FDA and all subsequent related submissions thereto.
     “Neos Intellectual Property” means (i) the DVR Patent Applications, (ii) the Neos Know-How related to the DVR Technology, (iii) the general Know-How of Neos related to manufacturing processes or procedures utilized by Neos, its Affiliates or the Manufacturing Site in manufacturing pharmaceutical products, (iv) any Neos Sole Inventions, and (v) Neos’ rights in any Joint Inventions.
     “Net Sales” means the gross amounts invoiced by Cornerstone, any of its Affiliates or any of its sublicensees for sales of Product in the Territory to third parties, less the total of the following deductions to the extent actually and reasonably allowed or incurred in connection with such sales:
     (a) reasonable and customary trade, cash and quantity discounts off the invoiced price;
     (b) excise, sales and other consumption taxes and custom duties to the extent included in the invoice price;
     (c) freight, insurance and other transportation charges to the extent included in the invoice price;
     (d) amounts repaid, credited or accrued, or allowances or adjustments made, by reason of returns, rejections, or recalls, or because of chargebacks, retroactive price reductions, or billing errors;
     (e) reasonable and customary rebates and chargebacks to pharmacy benefit managers, federal, state, or local governments (or their agencies or purchasers), and managed health organizations (including without limitation Medicaid rebates); and
     (f) any amounts actually written off or specifically identified as uncollectible in accordance with GAAP;
solely to the extent the above deductions are taken in accordance with GAAP applicable to the particular selling entity.
Use of Product for promotional, sampling or compassionate use purposes or for use in clinical trials (but excluding post-approval clinical trials for which compensation is received by the selling entity) shall not be considered in determining Net Sales. In the case of any sale of Product between a Party and its Affiliates or sublicensees for resale, Net Sales shall be calculated as above only on the first arm’s length sale thereafter to a third party.
     “Product” means a [***]/Methscopolamine [***] capsule that the Parties intend will [***]. If the Parties agree as a result of the Development Work that the Product shall have a different active pharmaceutical ingredient strength or other release charactistics, “Product” shall

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mean such other combination pharmaceutical product for human use in the Territory containing [***] and Methscopolamine as so agreed.
     “Registration Product” means Product produced for use in connection with Cornerstone’s submission of its NDA to the FDA.
     “Sole Invention” has the meaning set forth in Section 2.5(b).
     “Territory” means the United States of America, including the states, territories and possessions thereof, the District of Columbia, and the Commonwealth of Puerto Rico.
     “Valid Claim” means a claim of an issued and unexpired patent or a good faith claim in a patent application, which claim has not been held invalid, unpatentable or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be further taken, and has not been held or admitted to be invalid, unpatentable or unenforceable through abandonment, re-examination or disclaimer, opposition procedure, nullity suit or otherwise, which claim covers the Product or its manufacture or use.
ARTICLE 2.
FORMULATION AND MANUFACTURING PROCESS DEVELOPMENT
     2.1 General.
          (a) Neos shall, at its expense, establish the Manufacturing Site as an FDA certified and approved GMP facility by the date specified in the Development Plan and promptly shall provide Cornerstone with a copy of the written GMP facility approval it receives from the FDA.
          (b) Neos shall use commercially reasonable efforts to perform the Development Work by the date or dates specified in the plan of action and milestones attached hereto as Schedule B (as the same may be amended in writing by the Parties from time to time, the “Development Plan”). Neos shall, at its expense, provide all equipment necessary or advisable to complete the Development Work. Neos also shall acquire raw materials, components, active pharmaceutical ingredients or other materials necessary or advisable to complete the Development Work (“Materials”), which shall be acquired only from approved suppliers where applicable, and Cornerstone shall reimburse Neos for the costs of such items.
          (c) Except as set forth in this Agreement, Neos shall have no responsibility for clinical or regulatory work associated with gaining FDA approval of the NDA for the Product.
     2.2 Formulation of Product and Development and Documentation of Manufacturing Process.
          (a) Neos shall use commercially reasonable efforts to develop a formulation of, and manufacturing process for, the Product and shall, in consultation with Cornerstone’s development staff, prepare and provide regulatory data and documentation and draft CMC

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respecting the manufacture of the Product, all in compliance with applicable FDA guidelines and any other applicable Laws. The project timeline for, and the Parties’ respective responsibilities with respect to, such manufacturing process development and documentation are described in greater detail in the Development Plan. Neos shall draft the CMC section of the NDA, and Cornerstone shall cooperate with Neos to provide information reasonably requested by Neos in support of Neos’ drafting of the CMC. Cornerstone shall critically review and provide corrections to the CMC section in a timely fashion. Neos shall use commercially reasonable efforts to be prepared for any FDA pre-approval inspection of the Manufacturing Site. Neos agrees that Cornerstone may reference Neos as the manufacturer of the Product in Cornerstone’s NDA and any other documentation required under any regulatory filings for the Product, and Neos will provide Cornerstone with all required documentation, including development and analytical reports to support such filings.
          (b) The Parties understand and agree that the Development Work and the manufacture of Product contemplated by this Agreement are: to support Cornerstone’s product, clinical and regulatory development plans respecting the Product; to support Cornerstone’s obtaining clearance from the FDA for marketing of the Product; and to establish facilities, manufacturing processes and quality control/quality assurance procedures and systems that will be found in compliance with GMP and other Laws in the event of a related inspection by the FDA. Neos will comply with all applicable GLP, GMP and other applicable U.S. regulations in order for the Development Work and the supplied Product to meet all applicable Laws for the conduct and completion of validation runs. Without limiting the foregoing, Neos will implement and maintain the policies and procedures and take the other actions set forth in the Development Plan, and as may be requested by Cornerstone from time to time. Neos will cooperate with Cornerstone to respond to any FDA information requests relating to the CMC section that may arise during the NDA submission, regulatory agency review and approval processes and, upon Cornerstone’s reasonable request, will provide other assistance related to obtaining NDA approval.
          (c) Cornerstone will use commercially reasonable efforts to fulfill its responsibilities described in greater detail in the Development Plan to develop the Product. Cornerstone shall prepare the NDA submission and diligently pursue NDA approval from the FDA. Upon receipt of NDA approval, Cornerstone shall use commercially reasonable efforts to fully Commercialize the Product in the Territory.
     2.3 Development Schedule. Neos shall provide sufficient staffing for the Development Work and use commercially reasonable efforts to perform and complete the Development Work, and the various components thereof, according to the milestone schedule set forth in the Development Plan, in order that the Product shall be available for supply to Cornerstone in compliance with all applicable Laws in connection with the NDA submission, it being understood that Cornerstone has a strategic objective to complete GMP manufacture of Clinical Product by August 2008. During the Term, Neos shall provide monthly reports within ten (10) days following the last day of each month regarding its progress in relation to the milestones set forth in the Development Plan, such reports to be in form and substance reasonably satisfactory to Cornerstone. The Parties agree that time is of the essence in this Agreement. Nevertheless, Cornerstone may abandon development of the Product at any time in its sole discretion, subject to Section 10.3(d).

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     2.4 Project Coordination; Senior Executive Resolution. Cornerstone appoints its Chief Medical Officer, Brian Dickson, and Neos appoints its Vice President, Research and Development, Russ McMahen to serve as their respective primary contact persons with regard to the Development Work (the “Project Managers”). The Project Managers will meet, by phone or in person, as necessary (but not less than twice per month) to review, coordinate, and discuss issues and progress regarding the Development Work. The Project Managers shall to the extent practicable seek to operate by consensus in coordinating and facilitating the activities of the Parties under this Agreement. For the avoidance of doubt, the Project Managers shall have no authority to amend or waive compliance with the terms and conditions of this Agreement, to resolve differences of opinion between the Parties regarding the interpretation of this Agreement or to approve actions of the Parties that are inconsistent with this Agreement. In the event that a dispute of any kind arises pertaining in any manner to activities of the Parties under this Agreement (a “Dispute”), prior to the initiation of any formal legal action, the Dispute will be submitted to the Presidents of Cornerstone and Neos. For all Disputes referred to the Presidents, the Presidents shall use their good faith efforts to meet at least two times in person and to resolve the Dispute within ten (10) business days after such referral. If the Presidents are unable to resolve the Dispute, the Parties agree to refer the Dispute for non-binding mediation within ten (10) days of either Party making a request to the other by notice hereunder. Any such mediation will be conducted by the American Arbitration Association in the State of New York. The Parties agree to share the cost of any mediation equally.
     2.5 Ownership of Intellectual Property and Regulatory Files in Connection with Development Work.
          (a) Existing Inventions and Know-How. Ownership of existing inventions and Know-How of either Party or future inventions and Know-How of either Party made outside the scope of this Agreement shall remain the sole property of such Party, subject to any licenses granted in this Agreement.
          (b) Inventions and Know-How Developed Under this Agreement by a Party. Any and all inventions (including all results and Know-How), whether or not patentable, that is conceived, reduced to practice, or otherwise developed within the scope of this Agreement solely by a single Party’s officers, employees, contractors and agents shall be owned solely by such Party along with all related intellectual property rights (“Sole Inventions”), subject to any licenses granted in this Agreement.
          (c) Inventions and Know-How Developed Jointly Under this Agreement. All other inventions (including all results and Know-How), whether or not patentable, that is jointly conceived, reduced to practice, or otherwise developed by officers, employees, contractors and agents of both Parties under the scope of this Agreement shall be owned jointly by the Parties along with all related intellectual property rights (“Joint Inventions”).
          (d) Joint Invention Rights. Patent applications on Joint Inventions may be filed only if the Parties agree to file jointly on them. If the Parties agree to file for and obtain patents on Joint Inventions, all expenses incurred therein shall be shared equally, except that the

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employer of each inventor, if applicable, will pay the inventor’s compensation. If a patent is obtained on a Joint Invention, no Party shall transfer its interest in such patent to a Third Party unless both Parties agree to do so. Notwithstanding the foregoing, the Parties shall be entitled to transfer their respective rights to their respective Affiliates and successors in interest as set forth in Section 11.3 hereof. Subject to the exclusivity arrangements in Section 2.6, each Party is free to use and sublicense Joint Inventions to third parties without any further obligations or accounting to the other Party; provided, however, that nothing in this Section 2.5(d) gives either Party any rights with respect to intellectual property that is owned solely by the other Party.
          (e) Assignments of Inventions. Each Party shall, and shall cause its officers, employees, contractors and agents to, (i) execute, all documents, including, without limitation, assignments of inventions and discoveries and all related intellectual property rights, and (ii) perform such acts as may be necessary, useful or convenient to secure or enforce for the other Party statutory protection including patent, trademark, trade secret or copyright protection throughout the world for all intellectual property assigned to it pursuant to this Section 2.5.
          (f) Regulatory Files. Cornerstone shall own all regulatory files with respect to the Product including without limitation regulatory data and documentation prepared by Neos under Section 2.2 respecting the manufacture of the Product, including without limitation the CMC section of any NDA filing with the FDA related to the Product.
     2.6 Exclusivity. Commencing upon the Effective Date, and extending for a period ending on the later of (a) the fifth (5th) anniversary of (a) initial NDA submission, (b) the fifth (5th) anniversary of the expiration of the Term, or (c) the expiration of termination of the Supply Agreement Term (as defined in Section 5.2(a)), Neos agrees not to utilize or permit the utilization of the Manufacturing Site, nor to perform services, nor to permit the use of the Neos Intellectual Property, for or on behalf of any third party in connection with or related to the development, manufacture or Commercialization of any combination pharmaceutical product for human use in the Territory containing [***] and Methscopolamine (a “Competing Product”), without Cornerstone’s prior written consent. Neos represents and warrants to Cornerstone that, as of the Effective Date, Neos has not contracted with, is not collaborating with and is not negotiating with any third party to perform services with respect to any Competing Product.
ARTICLE 3.
PRODUCT MANUFACTURE
     3.1 Product Manufacture for NDA and Clinical Trials.
          (a) During the Term, provided that the Product has been successfully developed to Cornerstone’s reasonable satisfaction through the Development Work, Neos agrees to manufacture and supply Registration Product and Clinical Product that complies with Laws and GMP and that conforms to the specifications set forth in the Development Plan (the “Specifications”) in the quantities, at the times and at the locations designated by Cornerstone in the Development Plan. Neos shall notify Cornerstone if there is any issue with time lines and

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delivery of Product under this Agreement. The Specifications may be amended from time to time by written agreement of the Parties without the necessity of amending this Agreement.
          (b) Promptly following each manufacturing run, Neos shall (i) test each batch in accordance with the protocols specified in the Development Plan (“Quality Control Testing Protocols”) and as the same may be modified from time to time in accordance with the last sentence of this Section 3.1(b), (ii) furnish Cornerstone (attention: Chief Medical Officer) with a certificate of analysis, test result sheets, Product reconciliation and yield information, copies of label specimens, all investigations and deviations, and test results (such test results due within three business days of batch release) and other documents in form and content satisfactory to Cornerstone, and (iii) retain all relevant records pertaining thereto as may be required by GMP and other applicable Law. The Quality Control Testing Protocols may be modified in writing by Cornerstone with Neos’ written consent, such consent not to be unreasonably withheld, and any changes to the Quality Control Testing Protocols requested by Neos shall be subject to the prior written approval of Cornerstone and all such changes must comply with all applicable Laws.
          (c) Neos shall (i) validate using relevant ICH guidelines all non-pharmacopeial analytical methods required for Product release testing in accordance with the Specifications, (ii) furnish Cornerstone (attention: Chief Medical Officer) with method validation reports in form and content satisfactory to Cornerstone and in compliance with FDA requirements, (iii) perform suitability testing of all pharmacopoeial analytical methods required for Product release testing in accordance with the Specifications, and (iv) furnish Cornerstone (attention: Chief Medical Officer) with method suitability reports in form and content satisfactory to Cornerstone and in compliance with FDA requirements.
          (d) When storing and handling raw materials, components, active pharmaceutical ingredients, Product, or Product-derived wastes, Neos shall comply with, and shall maintain all storage facilities in compliance with, the Specifications, GMP, and applicable Laws.
          (e) Upon Cornerstone’s request, Neos shall ship Product as directed by Cornerstone F.O.B. the Facility. Freight and insurance shall be for the account of Cornerstone, and the risk of loss, delay or damage in transit shall be with Cornerstone from and after delivery to Cornerstone’s designated carrier. Neos shall use commercially reasonable efforts to assist Cornerstone in arranging any desired insurance. Neos shall package the Product for shipment in accordance with Cornerstone’s instructions and its SOPs or customary practices therefor. In the event of any conflict between Cornerstone’s packaging instructions and Neos’s SOPs or customary practices, the Parties shall endeavor in good faith to resolve such conflict as quickly as practicable. Neos shall include the following for each shipment of the Product: (i) the purchase order number; (ii) the lot and batch numbers; (iii) the quantity of the Product; and (iv) the certificate of analysis.
     3.2 Failure to Meet Specifications. Without limiting any rights or remedies available to Cornerstone hereunder, in the event that Product not meeting the Specifications or otherwise defective is shipped by Neos, Neos and Cornerstone shall mutually determine in good faith that Neos shall either (a) refund any Materials costs related to the non-conforming Product for which it was reimbursed by Cornerstone or (b) promptly replace such non-conforming Product with conforming Product.

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     3.3 Right to Audit. During the Term and for the two-year period following the Term, Neos shall permit Cornerstone and its employees or third party designees access, during reasonable business hours and after reasonable notice, to the Manufacturing Site and to manufacturing records for Product manufactured by Neos so that Cornerstone may perform a quality assurance audit of such facilities and related activities but no more than twice yearly. In the event that Cornerstone observes a condition which causes it to believe that the Manufacturing Site, the Product or its method of development and production, tests, record keeping or other matters is not in compliance with GLP, GMP or other Laws applicable to the development and production of the Product and the conduct of the validation process, the Project Managers shall meet to discuss the concerns and any strategies to bring the facilities, procedures or other matters into compliance.
     3.4 Inspections. In the event the Manufacturing Site is inspected by representatives of any federal, state or local regulatory agency in connection with the regulatory approval process or manufacture of Product, Neos shall notify Cornerstone in writing within twenty-four (24) hours upon learning of such inspection, and shall supply Cornerstone with copies of any correspondence or portions of correspondence that relate to the Product. Neos will make all reasonable efforts to cooperate with such regulatory agency to accommodate the inspection and shall provide Cornerstone with daily updates of any such inspections. In the event Neos receives any regulatory letter or comments from any federal, state or local regulatory agency in connection with its manufacture of the Product including, but not limited to, receipt of a Form 483 (Inspectional Observations) or a Warning Letter, Neos shall provide Cornerstone with a copy thereof and a copy of each response for Cornerstone review prior to submission of such response and opportunity to comment where practicable.
     3.5 Supply of Product After NDA Approval. Following NDA approval of the Product, provided that this Agreement has not been terminated by Cornerstone pursuant to Sections 10.2(a) or 10.2(b), the Parties will negotiate diligently and in good faith to enter into a supply agreement for Neos to provide finished Product to Cornerstone for sale to commercial customers. The Parties agree that if they enter into a definitive supply agreement, which would constitute their final binding agreement, the provisions set forth in Schedule C attached hereto (the “Supply Terms”) will, without material modification but with such additional description and additional customary commercial terms as the Parties agree to, be included in such definitive supply agreement. The Supply Terms do not purport to include all of the essential terms of the contemplated supply relationship and it is the intention of the Parties that neither shall be obligated to enter into the supply relationship unless the definitive supply agreement is executed and delivered by the Parties and then only in accordance with the terms of such definitive agreement.
ARTICLE 4.
COMPENSATION
     4.1 Hourly Fees. Cornerstone shall pay Neos One Hundred Fifty Dollars ($150) per hour for each hour of professional services rendered in performing the Development Work that is reflected in the Development Plan or that has been otherwise approved by Cornerstone in writing in advance (“Hourly Fees”).

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     4.2 [***] Payments for Development Work. In addition to the Hourly Fees, Cornerstone shall pay Neos [***] payments [***] not to exceed One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) in the aggregate for all such [***] Payments. Neos hereby acknowledges [***]. Subsequent [***] Payments shall be [***]

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     4.3 Invoicing; Payments.
          (a) Neos will render monthly invoices within five business days after the last day of each month of the Term for the Hourly Fees due in respect of the total number of professional hours (including any fraction thereof) performed during that month or Materials costs for which Cornerstone is required to provide reimbursement to Neos under Section 2.1(b), which invoice shall be submitted to Cornerstone (attention: Chief Medical Officer) at the address set forth in Section 11.2. If applicable, such monthly invoice may also include a billing for any [***] Payment that is then due and payable under Section 4.2.
          (b) The Hourly Fees, Materials reimbursements, and [***] Payments invoiced under this Section 4.3, except for any amounts disputed in good faith by Cornerstone, shall be payable by Cornerstone within thirty (30) days of Cornerstone’s receipt of each invoice. If any invoice is rejected by Cornerstone, in whole or in part, for any reason, Cornerstone shall provide Neos with its reason(s) for such rejection, in writing, within thirty (30) days of receipt of the invoice. All payments provided for under the terms of this Agreement shall be made by check or wire payable to Neos.
     4.4 Taxes. Neos shall pay and otherwise be responsible for all applicable sales, goods, services, and transfer taxes in connection with any payment made to Neos pursuant to this Agreement. Any income or other tax that one Party is required to withhold and pay on behalf of the other Party with respect to amounts payable under this Agreement shall be deducted from and offset against said amounts prior to payment to the other Party; provided, however, that in each case such Party shall furnish the other Party on whose behalf amounts were withheld, proper evidence of the taxes paid on its behalf.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES
     5.1 Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party as follows:

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          (a) This Agreement has been duly authorized by all necessary corporate action, has been duly executed and delivered, and is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. Such Party has the full power and authority to enter into this Agreement and to carry out the obligations contemplated hereby.
          (b) Delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Laws of any court, governmental body or administrative or other agency having jurisdiction over it.
          (c) All of such Party’s officers, employees, contractors and agents that perform any Development Work or work on Joint Inventions will have entered into agreements with such Party that provide, among other things, that if they become the inventor of a patentable invention in the course of their work on behalf of such Party, they will assign their rights with respect to such invention to such Party or as otherwise directed by such Party.
     5.2 Neos Representations and Warranties. Neos hereby represents and warrants to Cornerstone as follows:
          (a) As of the Effective Date, Neos has the right to license the Neos Intellectual Property to Cornerstone for purposes of the Development Work and the Commercialization of the Product in the Territory and has no knowledge it is violating the intellectual property rights or other rights of any third party. Neos owns all right, title and interest in and to, or otherwise controls, the DVR Technology and will continue to do so at all times throughout the Term and the term of the supply agreement contemplated by Section 3.5 (the “Supply Agreement Term”).
          (b) Neos has not, and during the Term and the Supply Agreement Term will not, grant any right to any third party relating to the Neos Intellectual Property in a manner, or pursue any other activity, that would otherwise conflict with the rights granted to Cornerstone hereunder.
          (c) As of the Effective Date, Neos has no actual knowledge that (i) any third party is infringing any of the DVR Patent Applications or misappropriating or using Neos Know-How related to the DVR Technology, and (ii) the Neos Intellectual Property, as applied to the Product, infringes any third party intellectual property rights. Neos has not received any written communication from a third party claiming that intellectual property rights owned or controlled by such third party would be misappropriated or infringed by the use of the DVR Technology.
          (d) As of the Effective Date, Neos has not been served with any interference action or litigation with respect to the DVR Patent Applications, and Neos has not received any written communication that expressly threatens interference actions or other litigation before any patent office, court, or any other governmental entity in any jurisdiction in regard to the DVR Patent Applications.
          (e) As of the time of release of Product to Cornerstone in accordance with this Agreement, all Product released (i) will conform to the applicable Specifications, and (ii) will have been manufactured in material accordance with GMP (if applicable) and all applicable Laws and in accordance with the applicable certificates of analysis.

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          (f) Without limiting the generality of the foregoing, Neos represents and warrants that it has the right to provide to Cornerstone the Product and information provided by Neos hereunder, and to grant Cornerstone the right to use such Product and information for the conduct of Cornerstone’s rights and obligations hereunder.
          (g) Neos will not use, in any capacity associated with or related to the manufacture of the Product, the services of any persons who have been debarred under 21 U.S.C. § 335a(a) (or who become the subject of new debarment proceedings commenced after the Effective Date) or (b) or any comparable Law. Furthermore, neither Neos nor, to the knowledge of Neos, any of its officers, employees, or consultants has been convicted of an offense under (i) either a federal or state law that is cited in 21 U.S.C. § 335(a) as a ground for debarment, denial of approval, or suspension, or (ii) any other Law cited in any comparable regulatory act as a ground for debarment, denial of approval or suspension.
          (h) As of the date of this Agreement, Neos does not have all manufacturing governmental consents necessary for the performance of its obligations hereunder but is diligently pursuing all such consents. Following Neos’ receipt of the FDA’s approval of the Manufacturing Site as a GMP manufacturing facility, Neos will use its commercially reasonable efforts to thereafter maintain throughout the remainder of the Term all manufacturing Consents necessary for the performance of its obligations hereunder.
          (i) Neos will not sell the Product in the Territory during the Royalty Term or the Supply Agreement Term except for sales to Cornerstone permitted by this Agreement or the supply agreement contemplated by Section 3.5.
          (j) The manufacture, packaging, processing, storage, disposal and other handling of the Product by Neos until delivery to Cornerstone’s designated carrier or freight forwarder at the Manufacturing Site shall be in material accordance with and conform to the Specifications, GMP, and applicable Laws. Product shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act.
     5.3 Cornerstone Representations and Warranties. Cornerstone hereby represents and warrants to Neos as follows:
          (a) Cornerstone is the owner or has the lawful right to use or grant the right to use any and all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, copyrights and copyright rights, trade dress, business and Product names, logos, slogans, other proprietary information and related documentation, and all pending applications for and registrations of trademarks, service marks and copyrights that (i) it provides to Neos in connection with the manufacture of the Product, or (ii) it uses in connection with the marketing, sale or distribution of Product.
          (b) Cornerstone will not make any claims in any packaging, labeling, advertising or promotional material regarding the Product that it knows to be false.
          (c) As of the date hereof, Cornerstone has not been served with any interference action or litigation with respect to the Product and Cornerstone has not received any written communication that expressly threatens interference actions or other litigation before any

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patent office, court, or any other governmental entity in any jurisdiction in regard to the Product. Cornerstone represents and warrants that as of the date of this Agreement it is not aware of any prior art or other information that would render any claim under the DVR Patent Applications invalid. Cornerstone represents and warrants that as of the date of this Agreement it is not aware of any patent or any other third party intellectual property right that would be infringed by Cornerstone in fulfilling its obligations under this Agreement.
          (d) Cornerstone will not use, in any capacity associated with or related to the clinical development, FDA submission, sale, marketing or distribution of the Product, the services of any persons who have been debarred or who are currently under investigation for possible debarment under 21 U.S.C. § 335a(a) or any comparable Law. Furthermore, neither Cornerstone nor, to the knowledge of Cornerstone, any of its officers, employees, or consultants has been convicted of an offense under (i) either a federal or state law that is cited in 21 U.S.C. § 335a as a ground for debarment, denial of approval, or suspension, or (ii) any other Law cited in any comparable regulatory act as a ground for debarment, denial of approval or suspension.
ARTICLE 6.
CONFIDENTIALITY AND NONDISCLOSURE
     6.1 Confidentiality Obligation. Except as permitted below, each of the Parties (the “Receiving Party”) shall keep strictly confidential any information disclosed in writing, orally, visually or in any other manner by the other Party (the “Disclosing Party”) or otherwise made available to the Receiving Party which the Disclosing Party considers to be and treats as proprietary or confidential (“Confidential Information”). Confidential Information shall not include information (a) which is or becomes generally available to the public other than as a result of disclosure thereof by the Receiving Party; (b) which is lawfully received by the Receiving Party on a nonconfidential basis from a third party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party or any other person with respect to such information; (c) which by written evidence can be shown by the Receiving Party to have been independently developed by or for the Receiving Party; (d) which the Receiving Party establishes by competent proof was in its possession at the time of disclosure by the Disclosing Party and was not acquired, directly or indirectly from the Disclosing Party; or (e) which is required to be disclosed by applicable Laws.
     6.2 Nondisclosure of Confidential Information. The Receiving Party shall use Confidential Information solely for the purposes of this Agreement and shall not disclose or disseminate any Confidential Information to any third party at any time without the Disclosing Party’s prior written consent, except for disclosure to those of its directors, officers, employees, advisors and agents whose duties reasonably require them to have access to such Confidential Information, provided that such directors, officers, employees, advisers and agents are required to maintain the confidentiality of such Confidential Information to the same extent as if they were Parties hereto. Upon reasonable request of the Disclosing Party, the Receiving Party shall promptly surrender and deliver to the Disclosing Party all Confidential Information of the Disclosing Party.

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     6.3 Survival. The confidentiality and nondisclosure obligations of this Article 6 shall survive the expiration or termination of this Agreement and remain in effect for a period of five (5) years following the expiration or termination of this Agreement.
ARTICLE 7.
LICENSE OF NEOS INTELLECTUAL PROPERTY
     7.1 Neos License to Cornerstone. Subject to the terms of this Agreement, Neos hereby grants to Cornerstone, and Cornerstone hereby accepts, a exclusive, irrevocable license, with right to sublicense, under the Neos Intellectual Property (a) for performance of Cornerstone’s rights and obligations under this Agreement, and (b) to use, make, have made and otherwise Commercialize the Product (as successfully developed under this Agreement) in the Territory; provided, however, that Cornerstone shall only have the right under this Section 7.1 to make or have made such product by a third party manufacturer (i) if Neos suffers an Insolvency Event, (ii) if following Neos’ receipt of the FDA’s approval of the Manufacturing Site as a GMP manufacturing facility, the FDA revokes such approval, or (iii) Neos is unable to manufacture such product for a period exceeding ninety (90) days due to Force Majeure or other cause.
ARTICLE 8.
ROYALTIES
     8.1 Royalty Payments. As sole consideration for the license granted under Section 7.2, Cornerstone shall pay to Neos royalties in accordance with this Article 8 (“Royalties”) based on Net Sales of the Product in the Territory:
          (a) [***] percent ([***]%) of Net Sales of Product sold during the Royalty Term while the DVR Technology used in the Product is not the subject of a Valid Claim in the Territory.
          (b) [***] percent ([***]%) of Net Sales of Product sold during the Royalty Term while the DVR Technology used in the Product is the subject of a Valid Claim in the Territory; or
The obligation to pay Royalties under this Article 8 shall be imposed only once (i) with respect to any sale of the same unit of the Product, and (ii) with respect to a single unit of the Product.
     8.2 Royalty Term. The Royalties set forth in Section 8.1 shall be payable until the later of (i) such date as there no longer exists a Valid Claim under a United States patent or

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

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patent application, or (ii) the [***] anniversary of the Effective Date if no United States patent with a Valid Claim has been issued with respect to any of the DVR Patent Applications by such date. If, after the Royalty Term has ended pursuant to the preceding sentence, but a United States patent with a Valid Claim is thereafter issued with respect to any of the DVR Patent Applications or other applications applicable to the Product, then the Royalty Term shall recommence on the date such patent is approved and Royalties shall again be payable based on Net Sales of Product sold after the date such patent is approved.
     8.3 Reports and Payments. Cornerstone shall deliver to Neos, within forty-five (45) days after the end of each calendar quarter, a report setting forth for such calendar quarter the following information for Product: (i) Net Sales of the Product by Cornerstone, any of its Affiliates or any of its sublicensees; and (ii) the Royalties due to Neos in respect of such Net Sales. The total Royalties due in respect of Net Sales of Product during such calendar quarter shall be remitted at the time such report is made by check payable to Neos.
     8.4 Maintenance of Records; Audit. For a period of two (2) years from the end of the calendar quarter in which the particular sale occurred, Cornerstone shall maintain, and shall require its respective Affiliates and sublicensees to maintain, complete and accurate books and records in connection with the sale of Product by Cornerstone, its Affiliates and sublicensees, as necessary to allow the accurate calculation consistent with GAAP of the Royalties due to Neos, including any records required to calculate any royalty adjustments hereunder. Once per calendar year, Neos shall have the right to engage an independent accounting firm reasonably acceptable to Cornerstone, which shall have the right to examine in confidence the relevant records of Cornerstone as may be reasonably necessary to determine or verify the amount of the Royalties due hereunder. Such examination shall be conducted during normal business hours, after at least fifteen (15) Business Days prior written notice to Cornerstone and shall take place at Cornerstone’s facility(ies) where such records are maintained. Each such examination shall be limited to pertinent books and records for any year ending not more than twenty-four (24) months prior to the date of request; provided that Neos shall not be permitted to audit the same period of time more than once. Before permitting such independent accounting firm to have access to such books and records, Cornerstone may require such independent accounting firm and its personnel involved in such audit, to sign a confidentiality agreement (in form and substance reasonably acceptable to Cornerstone) as to any confidential information which is to be provided to such accounting firm or to which such accounting firm will have access, while conducting the audit under this Section 8.4. The independent accounting firm will prepare and provide to each Party a written report stating whether the royalty reports submitted and Royalties paid are correct or incorrect and the details concerning any discrepancies. Such accounting firm may not reveal to Neos any information learned in the course of such audit other than the amount of any such discrepancies. Neos agrees to hold in strict confidence all information disclosed to it by such accounting firm, except to the extent necessary for Neos to enforce its rights under this Agreement or to the extent disclosure is required by Law. In the event there was an underpayment by Cornerstone of amounts owed under this Agreement, Cornerstone shall promptly (but in no event later than thirty (30) days after Cornerstone’s receipt of the

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

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independent auditor’s report) make payment to Neos of any shortfall. In the event that there was an overpayment by Cornerstone hereunder, Neos shall promptly (but in no event later than thirty (30) days after Neos’ receipt of the independent auditor’s report) refund to Cornerstone or credit to future royalties, at Cornerstone’s election, the excess amount. Neos shall bear the full cost of such audit unless such audit discloses an underreporting by Cornerstone of more than [***] percent ([***]%) of the aggregate amount of Royalties in any twelve (12) month period, in which case, Cornerstone shall bear the full cost of such audit.
     8.5 Reductions. If either Party determines in its good faith judgment that it is commercially necessary to obtain license rights in the Territory from a third party (a “Third Party License”) under patent rights owned or controlled by such third party that claim or cover the Product or its manufacture or use and are required to Commercialize the Product in the Territory (“Third Party Patent Rights”), then such Party shall notify the other Party and promptly thereafter the Parties shall enter into discussions regarding the appropriate terms and conditions of such Third Party License and the Parties agree to negotiate in good faith their respective shares of any license fees payable to such third party in respect of such Third Party License. Following such discussions, Cornerstone may enter into a Third Party License and may reduce the Royalties owed to Neos by an amount not exceeding the amount the Parties agreed should be Neos’ share of such Third Party License fees.
ARTICLE 9.
INDEMNIFICATION AND LIMITATION OF LIABILITY
     9.1 Indemnification by Neos. Except as may be otherwise provided herein, Neos shall defend, indemnify and hold harmless Cornerstone, its directors, officers and employees (collectively the “Cornerstone Indemnitees”) from and against all Losses incurred in connection with any third party suits, claims or causes of action arising out of or resulting from (a) Neos’ breach of any representation, warranty, covenant, or other obligation provided for in this Agreement; (b) the manufacture, delivery, storage, handling and use of the Product or any of its components by Neos; (c) any actual or alleged infringement or misappropriation of any patent, copyright, trade secret or any actual or alleged violation of any other intellectual property rights arising from or in connection with Neos’ performance of the Development Work; or (d) the negligence, recklessness or willful misconduct of Neos any of its directors, officers or employees; provided, however, that Neos shall not be required to indemnify the Cornerstone Indemnitees to the extent that any Losses arise out of or result from: (i) the negligence, recklessness or willful misconduct of any Cornerstone Indemnitee; or (ii) any breach by Cornerstone of this Agreement.
     9.2 Indemnification by Cornerstone. Except as may be otherwise provided herein, Cornerstone shall defend, indemnify and hold harmless Neos, its directors, officers and employees (collectively the “Neos Indemnitees”) from and against all Losses incurred in connection with any third party suits, claims or causes of action arising out of or resulting from (a) Cornerstone’s breach of any representation, warranty, covenant, or other obligation provided

[***] Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

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for in this Agreement; or (b) the negligence, recklessness or willful misconduct of Cornerstone and its directors, officers or employees; provided, however, that Cornerstone shall not be required to indemnify the Neos Indemnitees to the extent that any Losses arise out of or result from: (i) the negligence, recklessness or willful misconduct of any of the Neos Indemnitees, or (ii) any breach by Neos of this Agreement.
     9.3 Insurance. Neos will maintain in full force and effect during the Term of this Agreement and for a period of three (3) years thereafter, worker’s compensation and general liability insurance coverage in amounts appropriate to the conduct of its business and sufficient to cover its indemnification obligations hereunder. Neos shall provide evidence of such insurance to Cornerstone and ensure that Cornerstone will receive no less than thirty (30) days notice of cancellation, non-renewal or material change.
ARTICLE 10.
TERM AND TERMINATION
     10.1 Effective Date and Expiration Date. The term of this Agreement shall commence on the Effective Date and, unless terminated sooner in accordance with Section 10.2, shall expire upon the earlier of FDA approval of the NDA for the Product or the fifth (5th) anniversary of the Effective Date (the “Term”).
     10.2 Termination. This Agreement may be terminated as follows:
          (a) either Party may terminate this Agreement upon sixty (60) days written notice upon the material breach of any provision of this Agreement by the other Party if the breach is not remedied prior to the expiration of such sixty (60)-day notice period;
          (b) Cornerstone may terminate this Agreement upon ninety (90) days written notice if Neos fails to achieve any milestones or quality targets set forth in the Development Plan and such failure is not remedied prior to the expiration of such ninety (90)-day notice period,
          (c) Cornerstone immediately may terminate this Agreement if following Neos’ receipt of the FDA’s approval of the Manufacturing Site as a GMP manufacturing facility, the FDA revokes such approval;
          (d) either Party may terminate this Agreement upon thirty (30) days written notice if the other Party is unable to perform its obligations for a period of ninety (90) days due to a Force Majeure event as described in Section 11.7;
          (e) either Party immediately may terminate this Agreement upon written notice if the other Party shall: (i) file in any court pursuant to any statute a petition for bankruptcy or insolvency, or for reorganization in bankruptcy, or for an arrangement or for the appointment of a receiver, trustee or administrator of such Party or of its assets; (ii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof; (iii) propose or be a party to any dissolution; or (iv) make an assignment for the benefit of its creditors (each, an “Insolvency Event”); and

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          (f) Cornerstone may terminate this Agreement immediately by written notice to Neos if the Product is unable to achieve a suitable pharmacokinetic profile as determined by the bioavailability study in the Development Plan or if it receives a Not Approvable Letter from the FDA pursuant to 21 CFR §314.120 with respect to the NDA for the Product.
     10.3 Effects of Termination.
          (a) Accrued Rights; Delivery of Development Work Materials. Termination or expiration of this Agreement for any reason shall (a) be without prejudice to any rights that shall have accrued to the benefit of either Party prior to the effective date of such termination or expiration, including without limitation rights to be paid any amounts owed to such Party hereunder as of such date, and (b) not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement under Section 10.3(b).
          (b) Survival.
               (i) If FDA approval of the NDA for the Product is received and this Agreement expires or is terminated, all rights granted and obligations undertaken by the Parties hereunder shall terminate immediately upon the event of any termination or expiration of this Agreement, except for rights and obligations set forth in Sections 2.5, 3.5, 10.3, 11.2, 11.7, 11.8, and 11.9, and in Articles 4, 6, 7, 8, and 9, or rights or obligations in this Agreement that by their express terms are intended to operate after any termination or expiration of this Agreement.
               (ii) If FDA approval of the NDA for the Product is not received and this Agreement expires or is terminated, all rights granted and obligations undertaken by the Parties hereunder shall terminate immediately upon the event of any termination or expiration of this Agreement, except for rights and obligations set forth in Sections 2.5, 10.3, 11.2, and 11.9, and in Articles 4, 6, and 9, or rights or obligations in this Agreement that by their express terms are intended to operate after any termination or expiration of this Agreement.
               (iii) Should Neos become a party to a bankruptcy proceeding and such proceeding is not dismissed within sixty (60) days then, to the extent permitted by applicable Laws, this Agreement and the licenses granted by Neos hereunder shall continue, subject to the terms and conditions set forth in this Agreement, and shall be adopted by any bankruptcy trustee or relevant third party charged with the disposition of same, and shall not be rejected by same, it being the Parties’ intent that, in such event, Cornerstone and its Affiliates and sublicensees shall be entitled to retain the rights granted to them hereunder by Neos.
          (c) Technical Transfer. If Cornerstone has the right under Section 7.1 to make or have made by a third party manufacturer the Product, then Neos agrees to use commercially reasonable efforts to assist Cornerstone to transfer the manufacture of the Product, including delivery of copies of manufacturing and technical documentation, to any other facilities of Cornerstone or other third party manufacturer selected by Cornerstone in its sole discretion.
          (d) Cessation of Work; Final Invoice. Upon delivery of written notice of termination to Neos by Cornerstone, Neos shall immediately cease to perform work for or on behalf of Cornerstone, unless authorized in writing by Cornerstone. In the event of termination of this Agreement for any reason, Neos shall render a final invoice, due and payable promptly

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following receipt by Cornerstone, for Development Work performed for which Neos has not received payment.
ARTICLE 11.
MISCELLANEOUS
     11.1 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format (PDF), or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by email transmission in portable document format (PDF), or similar format, shall be deemed to be their original signatures for all purposes.
     11.2 Notices. In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing, and shall be deemed effective (a) in the case of hand delivery, when received, (b) in the case of overnight delivery service, on the next business day after being placed in the possession of such service, (c) in the case of facsimile, when electronic indication of receipt is received, and (d) in the case of certified or registered mail, on the third day after being placed in the postal system first class postage prepaid, at the respective addresses or facsimile numbers set forth below (or such other address as the applicable Party may designate from time to time in writing):
          If to Cornerstone:
Cornerstone BioPharma, Inc.
2000 Regency Parkway, Suite 255
Cary, North Carolina 27511
Facsimile: (919) 678-6599
Attention: President
          If to Neos:
Neos Therapeutics
2940 N. Hwy. 360, Ste. 100
Grand Prairie, TX 75050
Facsimile: (972) 408-1143
Attention: President
     11.3 Binding Effect; Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned, in whole or in part, by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void. Notwithstanding the foregoing, this Agreement or any rights and obligations under this Agreement may be assigned (a) by Cornerstone to any Affiliate; (b) by Cornerstone to any person that acquires substantially all of Cornerstone’s rights in the Product; or (c) by either Party to a purchaser of substantially all of the capital stock or assets (including, in the case of

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Neos, the Neos Intellectual Property) of such Party by merger, purchase or other business combination. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon each of the Parties hereto and their respective successors and permitted assigns.
     11.4 Entire Agreement; Amendment. The terms and conditions contained herein constitute the entire agreement between the Parties relating to the subject matter hereof and shall supersede all previous communications between the Parties with respect to the subject matter hereof. This Agreement may be varied, amended or extended only by the written agreement of the Parties, specifically referring to this Agreement.
     11.5 Severability. In case any one or more of the provisions contained herein shall, for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be impossible and provided that the performance required by this Agreement with such clause deleted remains substantially consistent with the intent of the Parties.
     11.6 Applicable Law. The Agreement shall be governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such jurisdiction and without giving effect to its choice or conflict of laws rules or principles.
     11.7 Force Majeure. No Party shall be liable for any failure to perform or any delay in performing its obligations hereunder, when such failure or delay is due to Force Majeure and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, “Force Majeure” is defined as acts of God; newly interpreted or issued Laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; failure of public utilities or common carriers; and other similar extraordinary unforeseen events that are beyond the control of the affected Party, but shall not include general market or economic conditions and other ordinary risks of doing business. If, for any of the reasons set forth in this Section 11.7, either Party shall be unable to perform its obligations hereunder, such Party shall immediately notify the other Party of such inability and the specific causes thereof and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing during the pendency of such causes, provided that it uses commercially reasonable efforts to overcome such causes.
     11.8 No Waiver of Rights. No failure or delay on the part of either Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     11.9 Publicity. Neither Party shall use the other Party’s name in any press release, publicity, advertising, or other disclosure without the other Party’s prior written consent. Any

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public announcements or similar publicity with respect to this Agreement shall be at such time and in such manner as the Parties shall mutually agree, provided that nothing herein shall prevent either Party from, upon notice to and opportunity to review and comment by the other, making such public announcements as such Party’s legal obligations require.
     11.10 Independent Contractor. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer/employee relationship between Neos and Cornerstone. Except as otherwise expressly provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of, or incur any charges or expenses for or in the name of the other Party. No Party shall be liable for the act of any other Party.
[signature page follows]

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[Signature Page to Development, License and Services Agreement]
     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

CORNERSTONE, INC.

By:	/s/ Brian Dickson
Name:	Brian Dickson
Title:	Chief Medical Officer

NEOS THERAPEUTICS, L.P.

By:	/s/ Mark Tengler
Name:	Mark Tengler
Title:	President

CONFIDENTIAL
SCHEDULE A
DVR Patent Applications

United States Patent Application: 0050152967	Page 1 of 20

US PATENT & TRADEMARK OFFICE
PATENT APPLICATION FULL TEXT AND IMAGE DATABASE
( 5 of 5 )

United States Patent Application	20050152967
Kind Code	A1
Tengler, Mark; et al.	July 14, 2005
Dynamic variable release
Abstract
The present invention relates to novel mixed release pharmaceutical formulations that include a expectorant available for immediate release and a decongestant for extended release that provide for the symptomatic relief of cough associated with respiratory tract conditions such as the common cold, bronchial asthma, acute and chronic bronchitis.

Inventors:	Tengler, Mark; (Colleyville, TX); Ryan, Darlene; (Fort Worth, TX)
Correspondence	CHALKER FLORES, LLP
Name and	12700 PARK CENTRAL, STE. 455
Address:	DALLAS
TX
75251
US
Assignee Name PFab, LP
and Address:	Grand Prairie
TX
75050

Serial No.:	010944
Series Code:	11
Filed:	December 13, 2004

U.S. Current Class: U.S. Class at Publication: Intern’l Class:	424/451; 424/464; 514/649 424/451; 424/464; 514/649 A61K 009/48; A61K 009/20; A61K 009/26; A61K 031/137
Claims
1. A pharmaceutical composition comprising: an expectorant packaged for release of over 90% within about 90 minutes; and a decongestant packaged for extended release wherein between about 30 to 60% of the decongestant is available after 90 minutes, between about 50 to 70 percent is available at between 150 and 210 minutes and wherein between about 60 to 80 percent is available after 360 minutes.

United States Patent Application: 0050152967	Page 2 of 20

2. The composition of claim 1, wherein the decongestant comprises phenylephrine.
3. The composition of claim 1, wherein the expectorant comprises guaifenesin.
4. The composition of claim 1, wherein the pharmaceutical formulation is packed into a capsule.
5. The composition of claim 1, wherein the decongestant and the expectorant are packed into a capsule, caplet, softgel, gelcap, suppository, film, granule, gum, insert, pastille, pellet, troche, lozenge, disk, poultice or wafer.
6. The composition of claim 1, wherein over 80% of the expectorant is released within about 60 minutes.
7. The composition of claim 1, wherein immediate release is defined further as comprising release of over 90% of the expectorant within about 60 minutes.
8. The composition of claim 1, wherein the decongestant is packaged with PVPP and Povidone.
9. The composition of claim 1, wherein the decongestant is packaged with a talc and a stearate.
10. The composition of claim 1, wherein the expectorant comprises gauifenesin in a powder form.
11. The composition of claim 1, wherein the expectorant comprises 422 mg of 95% gauifenesin.
12. The composition of claim 1, wherein the decongestant comprises phenylephrine as a sustained release bead, a layered sustained release bead or three or more layers of phenylephrine on a bead.
13. The composition of claim 1, wherein the expectorant is superposed on the decongestant.
14. The composition of claim 1, comprising further one or more inactives.
15. A pharmaceutical composition consisting essentially of: an expectorant packaged for release of over 90% within about 90 minutes; a decongestant packaged for extended release wherein between about 30 to 60% of the decongestant is available after 90 minutes, between about 50 to 70 percent is available at between 150 and 210 minutes and wherein between about 60 to 80 percent is available after 360 minutes; and one or more inactive agents.
16. A capsule consisting essentially of: an expectorant packaged for release of over 90% within about 90 minutes; a decongestant packaged for extended release wherein between about 30 to 60% of the decongestant is available after 90 minutes, between about 50 to 70 percent is available at between 150 and 210 minutes and wherein between about 60 to 80 percent is available after 360 minutes; and one or more inactive agents.
17. A method of providing a dual-release formulation comprising: loading into a capsule an expectorant in a powered form and a decongestant in an extended release form, wherein the capsule comprises one or more excipients selected from a polymer, a cellulose, a stearate, a talc, a lacquer and a pharmaceutical glaze.
18. A method of providing a dual-release formulation comprising: providing a expectorant packed for immediate release in a powder form; providing a nasal decongestant packed for extended release

United States Patent Application: 0050152967	Page 3 of 20

comprising, phenylephrine, PVP, cellulose and a pharmaceutical glaze, and loading the expectorant and the decongestant into a capsule.
19. A pharmaceutical composition consisting essentially of: a guaifenesin packaged for release of over 90% within about 90 minutes; a phenylephrine packed for extended release; and one or more inactive agents selected from a polyvinyl polymer, microcrystalline cellulose, stearate, lacquer, talc and a pharmaceutical glaze, wherein between about 30 to 60% of the decongestant is available after 90 minutes, between about 50 to 70 percent is available at between 150 and 210 minutes and wherein between about 60 to 80 percent is available after 360 minutes.
20. A pharmaceutical composition consisting essentially of: an expectorant packaged for release of over 90% within about 90 minutes; a decongestant packaged for extended release wherein between about 30 to 60% of the decongestant is available after 90 minutes, between about 50 to 70 percent is available at between 150 and 210 minutes and wherein between about 60 to 80 percent is available after 360 minutes; and one or more inactive agents.
21. The composition of claim 20, wherein the decongestant comprises phenylephrine.
22. The composition of claim 20, wherein the expectorant comprises guaifenesin.
23. The composition of claim 20, wherein the pharmaceutical formulation is packed into a capsule.
24. The composition of claim 20, wherein the decongestant and the expectorant are packed into a capsule, caplet, softgel, gelcap, suppository, film, granule, gum, insert, pastille, pellet, troche, lozenge, disk, poultice or wafer.
25. The composition of claim 20, wherein over 80% of the expectorant is released within about 60 minutes.
26. The composition of claim 20, wherein immediate release is defined further as comprising release of over 90% of the expectorant within about 60 minutes.
27. The composition of claim 20, wherein the decongestant is packaged with a polyvinyl polymer and Povidone.
28. The composition of claim 20, wherein the decongestant is packaged with a talc and a stearate.
29. A pharmaceutical composition comprising: a guaifenesin salt packaged for release of over 90% within about 90 minutes; a phenylephrine salt packaged for extended release wherein between about 30 to 60% of the decongestant is available after 90 minutes, between about 50 to 70 percent is available at between about 150 and 210 minutes and wherein between about 60 to 80 percent is available after 360 minutes.
30. The composition of claim 29, wherein the decongestant comprises phenylephrine.
31. The composition of claim 29, wherein the expectorant comprises guaifenesin.
32. The composition of claim 29, wherein the pharmaceutical formulation is packed into a capsule.
33. The composition of claim 29, wherein the decongestant and the expectorant are packed into a caplet, softgel, gelcap, suppository, film, granule, gum, insert, pastille, pellet, troche, lozenge, disk, poultice or wafer.

United States Patent Application: 0050152967	Page 4 of 20

34. The composition of claim 29, wherein over 80% of the expectorant is released within about 60 minutes.
35. The composition of claim 29, wherein immediate release is defined further as comprising release of over 90% of the expectorant within about 60 minutes.
36. The composition of claim 29, wherein the decongestant is packaged with a polyvinyl polymer and Povidone.
37. The composition of claim 29, wherein the decongestant is packaged with a talc and a stearate.
Description
FIELD OF INVENTION
[0001] The invention relates to novel mixed release pharmaceutical formulations having an expectorant for immediate release and a decongestant for mixed release, wherein the release profiles of the ingredients are controlled to maximize the effectiveness of their pharmacological action.
BACKGROUND OF THE INVENTION
[0002] Without limiting the scope of the invention, its background is described in connection with immediate and extended release formulations and combination drug therapy, as an example. Heretofore, in this field, medications have been formulated so that they may be administered in a reduced number of daily doses. These doses must also provide drug that is released uniformly over a desired, extended period of time. Sustained or extended release pharmaceutical formulations provide a significant advantage over immediate release formulations to both clinicians and their patients because patients require fewer daily doses than their immediate release counterparts. In some cases, extended release formulation may improve therapeutic efficiency due to more consistent drug serum levels.
[0003] Various techniques have been developed to provide pharmaceutical preparations that include, e.g., a drug-containing particle with a coating layer and a pharmaceutical preparation in a continuous matrix with a drug dispersed therein, such as embedded into a rigid lattice of a resin. To achieve extended release, some pharmaceutical preparations include generally, a partially or completely insoluble matrix that in aqueous body fluids releases the drug. Alternatively, pharmaceutical preparations made of particles may be coated to provide extended release. It is believed that the release of the drug from such pharmaceutical preparations is driven by the gradient of the drug concentration resulting from penetration of water by diffusion into the formulation. The rate of the release decreases due to a decrease in the concentration gradient and the increase in the distance of diffusion. A sustained release formulation is also believed to help reduce side effects caused by a drug because they deliver the drug in slow, incremental amounts versus the cyclic high and low concentrations of immediate release formulations. By providing more consistent drug levels it is argued that the patient is better able to process the drug to avoid undesirable side-effects. Sustained release formulations for the sequential or timed release of medicaments are generally known in the art. Such formulations often contain drug particles mixed with or covered by a polymer material, or blend of materials, which is resistant to degradation or disintegration in the stomach and/or in the intestine for a selected period of time. Release of the drug may occur by

United States Patent Application: 0050152967	Page 5 of 20

leeching, erosion, rupture, diffusion or similar actions depending upon the nature of the polymer material or polymer blend used.
[0004] To improve the release profile of certain sustained release dosage forms, some formulations include tablets and capsules that include a combination of an immediate release formulation and a sustained release formulation. Although the inclusion of tablets and capsules improves control over the dosing of drug levels in the blood stream in some formulations, the extended therapeutic effect may not be improved or desired.
[0005] Furthermore, every active has different solubility properties and pH dependencies that affect, e.g., its dissolution rate, and hence its bioavailability. Bioavailability may also be affected by a number of factors such as the amounts and types of additives used, its granulation and compression, surface area, mechanical shearing (e.g., by the stomach), pH, solubility of the active agent in water, the presence of food, etc. Due to these numerous factors, the specific form of the drug, its excipients, coating, pH, dissolution profile alone, and in combination, affect the manner and formulation of actives to achieve the best bioavailability profile to achieve an optimum therapeutic effect.
[0006] U.S. Pat. Nos. 4,309,404 and 4,248,857 to DeNeale, et al., disclose slow release formulations formed of a core material containing the active drug, carboxypolymethylene, zinc oxide, stearic acid, and mannitol; a seal coating surrounding the core; and a sugar coating surrounding the seal coating. U.S. Pat. No. 4,309,405 to Guley, et al., discloses a sustained release tablet similar to that disclosed by DeNeale, et al., except that the core contains a drug, a mixture of a water-soluble polymer such as hydroxypropylmethylcellulose or hydroxypropylcellulose and a water-insoluble polymer (ethylcellulose alone or in admixture with carboxypolymethylene, hydroxypropylcellulose and the like). The DeNeale and Guley patents disclose that their compositions provide substantially zero order release of the core contained drug for about 12 hours following the first hour of administration. Thus, zero order release is only obtained after the initial surge of release of drug in the first hour.
[0007] U.S. Pat. No. 4,695,467 to Uemura, et al., relates to a sustained release tablet that includes easily disintegrable granules including: a drug, a disintegrating agent selected from the group consisting of starch derivatives, gums, cellulose derivatives and ion-exchange resins, and a water-soluble polymer selected from the group consisting of cellulose derivatives, synthetic water soluble polymers and polysaccharides. The surfaces of the granules are treated with a wax selected from the group consisting of plant or animal wax, hydrogenated oils and paraffin.
[0008] U.S. Pat. No. 6,372,252 to Blume, et al., relates to guaifenesin sustained release formulation and tablets that require a hydrophilic polymer and a water-insoluble polymer. The formulation is said to be capable of providing therapeutically effective bioavailability of guaifenesin for at least twelve hours after dosing in a human subject. The invention also relates to a modified release guaifenesin tablet that has two portions: the first portion comprises an immediate release formulation of guaifenesin and the second portion comprises a sustained release formulation of guaifenesin as described above. A two portion, or bi-layer, tablet has a maximum serum concentration equivalent to that of an immediate release guaifenesin tablet, and is capable of providing therapeutically effective bioavailability of guaifenesin for at least twelve hours after dosing in a human subject.
[0009] U.S. Pat. No. 6,462,094 to Dang, et al., relates to decongestant/expectorant compositions consisting essentially of phenylephrine tannate and guaifenesin that are effective when administered orally for the symptomatic relief of cough associated with respiratory tract conditions such as the common cold, bronchial asthma, acute and chronic bronchitis are disclosed.

United States Patent Application: 0050152967	Page 6 of 20

SUMMARY OF THE INVENTION
[0010] It has been found, however, that the present methods fail to provide an efficacious amount of an expectorant in an immediate release form and a decongestant that is provided as an extended release formulation that takes advantage of the pharmacological effect of the immediate release active to maximize the efficiency of the delivery and pharmacological action of the decongestant. Yet another problem is that certain drugs affect the release profile of a second drug that is being provided in a single dose. The present invention solves these problems in the art.
[0011] The present invention also addresses a growing concern for physicians as they write prescriptions for drugs: cost. While pharmacists continue to substitute generics in order to reduce cost to the patients or allow for greater insurance coverage, the effectiveness of dosing and effect has become paramount. The present invention increases the effectiveness of the individual components, thereby reducing the number of doses and increasing the therapeutic effectiveness. It may also be used to decrease dose sizes, thereby reducing costs. In one example of the advantages of the present invention, an expectorant (e.g., gauifenesin) is provided at lower doses and is made available immediately for absorption, followed by a lower dose of a decongestant (e.g., phenylephrine) which is release slowly over, e.g., about 90 minutes to about 8 hrs. This release profile makes the product more efficacious since the large amount of expectorant begins to break up mucus and the time released decongestant provides long acting decongestant activity.
[0012] One embodiment of the present invention is a capsule that includes an expectorant available for immediate release and a decongestant for extended release. The expectorant may be, e.g., gauifenesin that is compressed into a slug of between about 50, 200, 400, 500, 600 or more milligrams and packaged for release of over 90% of the active within about 90 minutes. The decongestant comprises a nasal decongestant, e.g., phenylephrine packaged as a sustained release bead, e.g., from between about 1.5 to 30 mg. The term immediate release is defined as release of over 90% within about 90 minutes. The decongestant for extended release provides between about 40 to 60% of the decongestant after 90 minutes, between about 50 to 70 percent at between 150 and 210 minutes and wherein between about 60 to 80 percent after 360 minutes.
[0013] In another embodiment, the present invention is a single pharmaceutical composition that includes an expectorant that is packed for immediate release; and a decongestant that is a nasal decongestant packed for extended release, wherein the expectorant provides productive coughs in the short-term and the decongestant provides long-acting decongestant activity.
[0014] In yet another embodiment, the present invention provides a time released phenylephrine that is formulated to provide maximum effective release over 2-8 hours using a combination of polymers and/or pharmaceutical glaze. It was found that when the phenylephrine were overcoated with immediate release gauifenesin the process was not only time consuming (since building up the bead with gauifenesin had adhesion problems), but also that overcoating of the gauifenesin on the phenylephrine slowed the release of the phenylephrine to an unacceptable level. Further attempts to increase adhesion by sustain releasing both actives also resulted in a poor release profile for gauifenesin. Nevertheless, overcoating the extended release active with an immediate release active may be used with these or other actives, depending on the actives selected and the desired efficacy. One embodiment of the present invention includes powder filling the gauifenesin and extended release phenylephrine into a capsule. The solution provided herein addresses the problems of dosing, effective pharmacological serum levels and cost. This process also reduces greatly the already taxed capacity on the bead room since up to about 96% of the active load would not need to go through the coating process.

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[0015] In one embodiment, the present invention includes a pharmaceutical composition having an expectorant packaged for release of over 90% within about 90 minutes; and a decongestant packaged for extended release wherein between about 40 to 60% of the decongestant is available after 90 minutes, between about 50 to 70 percent is available at between 150 and 210 minutes and wherein between about 60 to 80 percent is available after 360 minutes. In another embodiment, the present invention is a method of providing a dual-release formulation that includes an expectorant packed for immediate release in a powder form, a nasal decongestant packed for extended release, e.g., phenylephrine, PVP, cellulose and a pharmaceutical glaze, and loading the expectorant and the decongestant into a capsule. Yet another embodiment is a pharmaceutical composition with an expectorant (e.g., guaifenesin) packaged for release of over 90% within about 90 minutes and a nasal decongestant (e.g., phenylephrine HCl) packed for extended release with PVP, microcrystalline cellulose and a pharmaceutical glaze, wherein between about 40 to 60% of the decongestant is available after 90 minutes, between about 50 to 70 percent is available at between about 150 and 210 minutes and wherein between about 60 to 80 percent is available after 360 minutes; and one or more inactive agents.
BRIEF DESCRIPTION OF THE DRAWINGS
[0016] For a more complete understanding of the features and advantages of the present invention, reference is now made to the detailed description of the invention along with the accompanying figures and in which:
[0017] FIG. 1 is a graph that shows one embodiment of the present invention for immediate release guaifenesin and delayed release phenylephrine HCl;
[0018] FIG. 2 is a graph that shows another embodiment of the present invention for immediate release guaifenesin and delayed release phenylephrine HCl; and
[0019] FIG. 3 is a graph that shows another embodiment of the present invention for immediate release guaifenesin and delayed release phenylephrine HCl.
DETAILED DESCRIPTION OF THE INVENTION
[0020] While the making and using of various embodiments of the present invention are discussed in detail below, it should be appreciated that the present invention provides many applicable inventive concepts which can be embodied in a wide variety of specific contexts. The specific embodiments discussed herein are merely illustrative of specific ways to make and use the invention and do not delimit the scope of the invention.
[0021] The present invention is based on the recognition that patients and physicians are looking to simplify the number of doses that a patient takes, improving the efficacy of drug delivery and reducing costs. The effectiveness of dosing and effect has become paramount in order to reduce cost to the patients and allow for greater insurance coverage, while improving patient compliance.
[0022] Definitions
[0023] A number of definitions are provided herein to facilitate an understanding of the present invention. As used herein, the term “enveloped pharmaceutical” means a capsule, a suppository, a gel cap, a softgel, a lozenge, a sachet or even a fast dissolving wafer. As used herein the term “carrier” is used to describe a substance, whether biodegradable or not, that is physiologically acceptable for human or animal use and may be pharmacologically active or inactive.

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[0024] The term “immediate release” as used herein is used to describe a release profile to effect delivery of an active as soon as possible, that is, as soon as practically made available to an animal, whether in active form, as a precursor and/or as a metabolite. Immediate release may also be defined functionally as the release of over 80 to 90 percent (%) of the active ingredient within about 60, 90, 100 or 120 minutes or less. Immediate release as used herein may also be defined as making the active ingredient available to the patient or subject regardless of uptake, as some actives may never be absorbed by the animal. Immediate release formulations of the active on a carrier, such as rolled or compressed beads, may be formulated such that the surface area is maximized on beads and the active is exposed immediately. The immediate release formulations may also include effervescing agents that cause the disintegration of the structure integrity of the active and carrier such that release of the active is maximized. Various immediate release dosage forms may be designed readily by one of skill in art to achieve drug delivery to the stomach and small intestine, depending upon the choice of compression, adhesive materials and/or beading.
[0025] The terms “extended release” and “delayed release” as used herein is used to define a release profile to effect delivery of an active over an extended period of time, defined herein as being between about 60 minutes and about 2, 4, 6 or even 8 hours. Extended release may also be defined functionally as the release of over 80 to 90 percent (%) of the active ingredient after about 60 minutes and about 2, 4, 6 or even 8 hours. Extended release as used herein may also be defined as making the active ingredient available to the patient or subject regardless of uptake, as some actives may never be absorbed by the animal. Various extended release dosage forms may be designed readily by one of skill in art as disclosed herein to achieve delivery to both the small and large intestines, to only the small intestine, or to only the large intestine, depending upon the choice of coating materials and/or coating thickness.
[0026] “Extended release” and “delayed release” formulations may be prepared and delivered so that release is accomplished at some generally predictable location in the lower intestinal tract more distal to that which would have been accomplished if there had been no delayed release alterations. A method for delay of release is, e.g., a coating. Any coatings should be applied to a sufficient thickness such that the entire coating does not dissolve in the gastrointestinal fluids at pH below about 5, but does dissolve at pH about 5 and above. It is expected that any anionic polymer exhibiting a pH-dependent solubility profile can be used as an enteric coating in the practice of the present invention to achieve delivery to the lower gastrointestinal tract. Polymers and compatible mixtures thereof may be used to provide the coating for the delayed or the extended release of active ingredients, and some of their properties, include, but are not limited to: shellac, also called purified lac, a refined product obtained from the resinous secretion of an insect. This coating dissolves in media of pH>7.
[0027] The present pharmaceutical composition may also be provided in a variety of dosage forms, e.g., solution, suspension, cream, ointment, lotion, capsule, caplet, softgel, gelcap, suppository, enema, elixir, syrup, emulsion, film, granule, gum, insert, jelly, foam, paste, pastille, pellet, spray, troche, lozenge, disk, magma, poultice, or wafer and the like.
[0028] For gelcap preparations, the pharmaceutical formulation may include oils, e.g.: (1) fixed oils, such as peanut oil, sesame oil, cottonseed oil, corn oil and olive oil; (2) fatty acids, such as oleic acid, stearic acid and isostearic acid; and fatty acid esters, such as ethyl oleate, isopropyl myristate, fatty acid glycerides and acetylated fatty acid glycerides; (3) alcohols, such as ethanol, isopropanol, hexadecyl alcohol, glycerol and propylene glycol; (4) glycerol ketals, such as 2,2-dimethyl-1,3-dioxolane-4-methanol; (5) ethers, such as poly(ethylene glycol) 450; (6) petroleum hydrocarbons, such as mineral oil and petrolatum; and (7) water, or with mixtures thereof; with or without the addition of a pharmaceutically suitable surfactant, suspending agent or emulsifying agent.

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[0029] For oral, buccal, and sublingual administration, the pharmaceutical composition of the invention may be administered as either solutions or suspensions in the form of gelcaps, caplets, tablets, capsules or powders. For rectal administration, the compounds of the invention may be administered in the form of suppositories, ointments, enemas, tablets and creams for release of compound in the intestines, sigmoid flexure and/or rectum. For example, when making a suppository a beeswax/glycerol composition may be used to form a body meltable suppository for transrectal or transurethral delivery.
[0030] It is contemplated that the “immediate release” active may be formulated as, e.g., freeze dried, rotary dried or spray dried powders; amorphous or crystalline powders; granules, precipitates or particulates. The immediate release active may be either free-flowing or compressed. The pharmaceutical formulation may further include, e.g., water, aqueous solvents, non-protic solvents, protic solvents, hydrophilic solvents, hydrophobic solvents, polar solvents, non-polar solvent, emollients and/or combinations thereof. Other formulations may include, optionally, stabilizers, pH modifiers, surfactants, perfumes, astringents, cosmetic foundations, pigments, dyes, bioavailability modifiers and/or combinations thereof.
[0031] The immediate release actives of the present invention may be processed by agglomeration, air suspension chilling, air suspension drying, balling, coacervation, coating, comminution, compression, cryopelletization, encapsulation, extrusion, wet granulation, dry granulation, homogenization, inclusion complexation, lyophilization, melting, microencapsulation, mixing, molding, pan coating, solvent dehydration, sonication, spheronization, spray chilling, spray congealing, spray drying, or other processes known in the art. The extended release actives may be provided in the form of a minicapsule, a capsule, a tablet, an implant, a troche, a lozenge (minitablet), a temporary or permanent suspension, a pellet, a bead, a pill, a strip or a sachet.
[0032] The pharmaceutical composition and/or the solid carrier particles may be coated with one or more enteric coatings, seal coatings, film coatings, barrier coatings, compress coatings, fast disintegrating coatings, or enzyme degradable coatings. Multiple coatings may be applied for desired performance. For example, the pharmaceutical composition, e.g., phenylephrine may be mixed with one or more agents that delay release until the proper pH, gel formation and/or timed-release polymers and/or additives are provided. Further, some actives may be provided for immediate release, pulsatile release, controlled release, extended release, delayed release, targeted release, synchronized release, or targeted delayed release. For release/absorption control, solid carriers can be made of various component types and levels or thicknesses of coats, with or without an active ingredient. Such diverse solid carriers can be blended in a dosage form to achieve a desired performance. The compositions may be formulated for oral, nasal, buccal, ocular, urethral, transmucosal, vaginal, topical or rectal delivery, although oral delivery is used mostly.
[0033] For example, suitable mixed or extended release polymers for use with the present invention include but are not limited to synthetic polymers such as poly(ethylene glycol), poly(ethylene oxide), partially or fully hydrolyzed poly(vinyl alcohol), poly(vinylpyrrolidone), poly(ethyloxazoline), poly (ethylene oxide)-co-poly(propylene oxide) block copolymers (poloxamers and meroxapols), poloxamines, carboxymethyl cellulose, and hydroxyalkylated celluloses such as hydroxyethyl cellulose and methylhydroxypropyl cellulose, and natural polymers such as polypeptides, polysaccharides or carbohydrates such as Ficoll.RTM., polysucrose, hyaluronic acid, dextran, heparan sulfate, chondroitin sulfate, heparin, or alginate, and proteins such as gelatin, collagen, albumin, or ovalbumin or copolymers or blends thereof. As used herein, “celluloses” includes cellulose and derivatives of the types described above; “dextran” includes dextran and similar derivatives thereof.

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[0034] The blend of polymers may form a hydrogel or matrix using a material such as a carbohydrate polymer or polysaccharide (e.g., hyaluronic acid) in the presence of an initiator such as mono-, di- or trivalent cations or anions in water, a radical, or a photoinitiator. The polymer blend may be intrinsically biodegradable, biocompatible, or of sufficiently low molecular weight to allow excretion. Some components of the polymer blend exhibit little to no ability to biologically degrade. Where there are two or more water-soluble polymer blocks joined by other groups, the joining groups may include biodegradable linkages, polymerizable linkages, or both.
[0035] Other polymer formulations for use with the present invention include scaffolds prepared with the polymer of the present invention and one or more bioactive compounds or active species so that the polymer or scaffold becomes a microcarrier for one or more active species. The active species may be incorporated into the polymer or polymer solution (e.g., scaffold) or may be attached to its surface using techniques readily apparent to those skilled in the art. In some instances, it may be preferred to incorporate or attach a precursor of the active agent, e.g., an inactive version of the species that can then be activated to the active species as needed and required. The active species may be a drug or other biologically active compound; thus, the scaffold may be a microcarrier for the delivery of drugs or other biologically active compounds when used in the body. Examples of biologically active compounds are proteins, peptides, polysaccharides, nucleic acids, oligonucleotides, natural and synthetic organic or inorganic molecules, and those biologic molecules used for therapeutic, prophylactic or diagnostic purposes. Drugs may include antibiotics, antivirals, chemotherapeutic agents, anti-angiogenic agents, hormones, anti-inflammatory agents, drugs having an effect on vascular flow or that are effective against one or more diseases, and combinations thereof.
[0036] When formulated as a capsule, the capsule can be a hard or soft gelatin capsule, a starch capsule, or a cellulosic capsule. Although not limited to capsules, such dosage forms may be further coated with, for example, a seal coating, an enteric coating, an extended release coating, or a targeted delayed release coating. For example, the capsule may include one or more actives in powder form. The term “powder” as used herein include, e.g., true powder, as well as truly crystalline materials, microgranulated, nanosprayed, nanoprecipitated, microprecipitated and/or granulated materials, agglomerates, adsorbates and the like. In addition, when these powders are coated, the coating contemplated is a rapid release coating. For immediate release of an active, suitable coatings (if any) will dissolve, disintegrate and/or become sufficiently porous to allow the full release and dissolution of the coated drug in a manner consistent with the administration of the same drug in a completely uncoated fashion. Certainly, the use of these “coated powders” should not alter the dissolution rates of the drug in the digestive tract by more than an hour and preferably by less than half an hour.
[0037] Dosage forms of the compositions of the present invention can also be formulated as enteric coated delayed release oral dosage forms, i.e., as an oral dosage form of a pharmaceutical composition as described herein that uses an enteric coating to effect release in the lower gastrointestinal tract. The enteric coated dosage form may be a compressed or molded or extruded tablet/mold (coated or uncoated) containing granules, pellets, beads or particles of the active ingredient and/or other composition components, which are themselves coated or uncoated. The enteric coated oral dosage form may also be a capsule (coated or uncoated) containing pellets, beads or granules of the solid carrier or the composition, which are themselves coated or uncoated.
[0038] The coating may also contain a plasticizer and possibly other coating excipients such as colorants, talc, and/or magnesium stearate, which are well known in the art. Suitable plasticizers include: triethyl citrate (Citroflex 2), triacetin (glyceryl triacetate), acetyl triethyl citrate (Citroflec A2), Carbowax 400 (polyethylene glycol 400), diethyl phthalate, tributyl citrate, acetylated monoglycerides, glycerol, fatty acid esters, propylene glycol, and dibutyl phthalate. In particular, anionic carboxylic acrylic polymers

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usually will contain 10-25% by weight of a plasticizer, especially dibutyl phthalate, polyethylene glycol, triethyl citrate and triacetin. Conventional coating techniques such as spray or pan coating are employed to apply coatings. The coating thickness must be sufficient to ensure that the oral dosage form remains intact until the desired site of topical delivery in the lower intestinal tract is reached.
[0039] Colorants, detackifiers, surfactants, antifoaming agents, lubricants, stabilizers such as hydroxy propyl cellulose, acid/base may be added to the coatings besides plasticizers to solubilize or disperse the coating material, and to improve coating performance and the coated product.
[0040] Immediate release coating of solid carriers is commonly used to improve product elegance as well as for a moisture barrier, and taste and odor masking. Rapid breakdown of the film in gastric media is important, leading to effective disintegration and dissolution. Eudragit RD100 (Rohm) is an example of such a coating. It is a combination of a water insoluble cationic methacrylate copolymer with a water-soluble cellulose ether. In powder form, it is readily dispensable into an easily sprayable suspension that dries to leave a smooth film. Such films rapidly disintegrate in aqueous media at a rate that is independent of pH and film thickness.
[0041] Actives. Decongestants useful with the present invention (along with a salt form) are phenylephrine (bitartrate, tannate, HBr, HCl), phenylpropanolamine (HCl) and pseudoephedrine (HCl). Furthermore, a number of herbal and/or natural decongestants are known in the art, all of which may be used with the present invention.
[0042] Expectorants for use with the present invention include, e.g., guaifenesin, terpin hydrate, (glyceryl guaiacolate), potassium (iodide, citrate) and potassium guaicolsulfonate. Other expectorants, whether individual ingredients or combinations of ingredients may be used with the present invention. Furthermore, a number of herbal and/or natural expectorants are known in the art, all of which may be used with the present invention, e.g., Oregano Leaf Extract 25-500 mg (which may be a liquid extract), Red Clover 25-500 mg, Buckthorn Root 25-500 mg, or Fenugreek 25-500 mg, or mixtures thereof.
[0043] Examples of antihistamines for use with the present invention (e.g., in salt form) are chlorpheniramine (maleate), brompheniramine (maleate), dexchlorpheniramine (maleate), dexbrompheniramine (maleate), triprolidine (HCl), diphenhydramine (HCl), doxylamine (succinate), tripelennamine (HCl), cyproheptatine (HCl), bromodiphenhydramine (HCl), phenindamine (tartrate), pyrilamine (maleate, tannate) and azatadine (maleate). Antitussives that may be used with the present invention (with salt form) include: caramiphen (edisylate), dextromethorphan (HBr) and codeine (phosphate, sulfate). A number of herbal and/or natural antihistamines are known in the art, all of which may be used with the present invention.
[0044] Other actives may also be included with the present invention, e.g., non-steroidal anti-inflammatory drugs (NSAIDs) such as propionic acid derivatives; acetic acid derivatives; fenamic acid derivatives; biphenylcarboxylic acid derivatives; and oxicams. Examples of propionic acid derivatives include: ibuprofen, naproxen, ketoprofen, flurbiprofen, fenoprofen, suprofen, fenbufen, and fluprofen may be mentioned as preferred compounds. Acetic acid derivatives include: tolmetin sodium, zomepirac, sulindac and indomethacin. Fenamic acid derivatives include: mefenamic acid and meclofenamate sodium. Diflunisal and flufenisal are biphenylcarboxylic acid derivatives, while oxicams include piroxicam, sudoxicam and isoxicam. Other analgesics for use with the present invention include acetaminophen and phenacetin.
[0045] Those skilled in the art will appreciate that any of the foregoing compounds may be used in the form of their pharmaceutically acceptable salt forms, e.g.—carboxylic acids with potassium or sodium

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counter-ions, and the like. In one example of the present invention, an expectorant (e.g., Gauifenesin DC) is provided at lower doses and is made available immediately for absorption, followed by a lower dose of a decongestant (e.g., phenylephrine) which is release slowly over, e.g., about 1 to 8 hrs. This release profile makes the product more efficacious since the large amount of expectorant begins to break up mucus prior to the time the decongestant is released to provide long acting decongestant activity after mucus breakdown has begun. Generally, guaifenesin is present in amounts of about 10 to about 600 milligrams per capsule. Guaifenesin may be present in amounts of 100, 150, 200, 300, 400, 440, 500 or even 600 or more milligrams per capsule. In one example, guaifenesin is present in amounts of about 100 to about 200 milligrams per capsule, with half or less of that amount used in a pediatric form of the formulation.
[0046] In one example, 400 milligrams of gauifenesin are included as an active for immediate release. Guaifenesin is an expectorant that increases the output of phlegm (sputum) and bronchial secretions by reducing adhesiveness and surface tension. The increased flow of less viscous secretions promotes cilliary action and facilitates the removal of mucus. Hence, expectorants such as guaifenesin change a dry, unproductive cough to one that is more productive and less frequent. Guaifenesin, known chemically as 3(2-methoxyphenoxy)-1,2-propanediol, is a crystalline powder soluble in water and alcohol. It is indicated in the USP Drug information as an expectorant for the symptomatic relief of cough due to colds and minor upper respiratory infections.
[0047] Phenylephrine may be present in amounts of between about 15 and about 60 milligrams per capsule. Phenylephrine is generally in amounts of about 5 to about 30 milligrams per capsule, with half or less of that amount used in a pediatric form of the formulation. In one example of the present invention, phenylephrine is provided in the amount of about 15 mg for extended release. Phenylephrine hydrochloride is an orally effective nasal decongestant. Chemically it is (S)-3-hydroxy-.alpha. [(methylamino) methyl]benzenemethanol hydrochloride. Phenylepherine is a synthetic, optically active sympathomimetic amine that has one hydroxyl group on the benzene ring. The hydroxyl group is placed in the position meta to the aliphatic side chain. The meta position affords optimal activity and phenylepherine (neo-synephrine) replaced an older preparation, synephrine, in which the hydroxyl was in the para position. Phenylephrine hydrochloride is available in the form of the levorotatory isomer, a white, odorless, non-hygroscopic, crystalline compound possessing a bitter taste. Phenylephrine hydrochloride has a melting point of 140-145 degrees C and is freely soluble in water and alcohol. Decongestant compounds in the form of their free bases as well as their salts, e.g., hydrochloride, citrate, maleate, tannate, etc., are well known.
[0048] Excipients for use with the present invention are well known to those of skill in the art and include humectants such as glycerin and propylene glycol, preservatives such as sodium benzoate and paraben, sweeteners such as sodium saccharin, corn syrup and sorbitol solutions, menthol and various flavoring and coloring agents. The pharmaceutically active compounds and excipients for human use should be of N.F. or U.S.P. grade.
[0049] Sugar spheres may be used as inert cores in capsule and tablet formulations particularly multiparticulate sustained release formulations and are provided in amounts sufficient to accept the active ingredient for extended release, e.g., phenylephrine. Sugar spheres are generally of relatively uniform diameter and contain 62.5%-91.5% sucrose with the remainder being starch.
[0050] Pharmaceutical Glaze: (4.5 mg) Shellac is a natural occurring material, consisting of a complex mixture of constituents. The main component of shellac (.about.95%) is a resin that upon mild basic hydrolysis gives a mixture of compounds of high plasticity. Shellac is used extensively in the pharmaceutical industry as a film coating agent for beads and tablets.

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[0051] Substrate(s) for use with the present invention may be a powder or a multiparticulate, such as a granule, a pellet, a bead, a spherule, a beadlet, a microcapsule, a millisphere, a nanocapsule, a nanosphere, a microsphere, a platelet, a minitablet, a tablet or a capsule. A powder may be a finely divided (milled, micronized, nanosized, precipitated, sprayed) to form of an active ingredient or additive molecular aggregates or a compound aggregate of multiple components or a physical mixture of aggregates of an active ingredient and/or additives. Such substrates may be formed of various materials known in the art, such as, for example: sugars, such as lactose, sucrose or dextrose; polysaccharides, such as maltodextrin or dextrates; starches; cellulosics, such as microcrystalline cellulose or microcrystalline cellulose/sodium carboxymethyl cellulose; inorganics, such as dicalcium phosphate, hydroxyapitate, tricalcium phosphate, talc, or titania; and polyols, such as mannitol, xylitol, sorbitol or cyclodextrin.
[0052] It should be emphasized that a substrate need not be a solid material, although often it will be a solid. For example, the encapsulation coat on the substrate may act as a solid “shell” surrounding and encapsulating a liquid, semi-liquid, powder or other substrate material. Such substrates are also within the scope of the present invention, as it is ultimately the carrier, of which the substrate is a part, which must be a solid.
[0053] Excipients. Solid pharmaceutical compositions may include optionally one or more additives, sometimes referred to as excipients or additives. The excipients may be contained in an encapsulation coat in compositions, which include an encapsulation coat, or can be part of the solid carrier, such as coated to an encapsulation coat, or contained within the components forming the solid carrier. Alternatively, the excipients can be contained in the pharmaceutical composition but not part of the solid carrier itself.
[0054] Suitable excipients are those used commonly to facilitate the processes involving the preparation of the solid carrier, the encapsulation coating, or the pharmaceutical dosage form. These processes include agglomeration, air suspension chilling, air suspension drying, balling, coacervation, comminution, compression, pelletization, cryopelletization, extrusion, granulation, homogenization, inclusion complexation, lyophilization, nanoencapsulation, melting, mixing, molding, pan coating, solvent dehydration, sonication, spheronization, spray chilling, spray congealing, spray drying, or other processes known in the art. The excipients may also be pre-coated or encapsulated, as are well known in the art.
[0055] The pharmaceutical compositions of the present invention may include optionally one or more solubilizers, i.e., additives to increase the solubility of the pharmaceutical active ingredient or other composition components in the solid carrier. It has been recognized by the present inventors that guaifenesin, in fact, acts as a solubilizer for phenylephrine, and is used as such in the examples provided herein. Other solubilizers are known in the art. Mixtures of solubilizers are also within the scope of the invention and are readily available from standard commercial sources.
[0056] The amount of solubilizer that may be included in compositions of the present invention is not particularly limited. Of course, when such compositions are administered to a patient, the amount of a given solubilizer is limited to a bioacceptable amount, which is readily determined by one of skill in the art. In some circumstances, it may be advantageous to include amounts of solubilizers far in excess of bioacceptable amounts, for example, to maximize the concentration of active ingredient, with excess solubilizer removed prior to providing the composition to a patient using conventional techniques, such as distillation or evaporation.
[0057] Other additives conventionally used in pharmaceutical compositions may be included, which are well known in the art. Such additives include, e.g.,: anti-adherents (anti-sticking agents, glidants, flow promoters, lubricants) such as talc, magnesium stearate, fumed silica), micronized silica, polyethylene

United States Patent Application: 0050152967	Page 14 of 20

glycols, surfactants, waxes, stearic acid, stearic acid salts, stearic acid derivatives, starch, hydrogenated vegetable oils, sodium benzoate, sodium acetate, leucine, PEG-4000 and magnesium lauryl sulfate.
[0058] Other additives include, binders (adhesives), i.e., agents that impart cohesive properties to powdered materials through particle-particle bonding, such as matrix binders (dry starch, dry sugars), film binders (polyvinylpyrrolidone (PVP), starch paste, celluloses, bentonite and sucrose), and chemical binders (polymeric cellulose derivatives, such as carboxy methyl cellulose, HPC and HPMC; sugar syrups; corn syrup; water soluble polysaccharides such as acacia, tragacanth, guar and alginates; gelatin; gelatin hydrolysate; agar; sucrose; dextrose; and non-cellulosic binders, such as PVP, PEG, vinyl pyrrolidone copolymers, pregelatinized starch, sorbitol, and glucose).
[0059] For certain actives it may be useful to provide buffering agents (or bufferants), where the acid is a pharmaceutically acceptable acid, such as hydrochloric acid, hydrobromic acid, hydriodic acid, sulfuric acid, nitric acid, boric acid, phosphoric acid, acetic acid, acrylic acid, adipic acid, alginic acid, alkanesulfonic acid, amino acids, ascorbic acid, benzoic acid, boric acid, butyric acid, carbonic acid, citric acid, fatty acids, formic acid, fumaric acid, gluconic acid, hydroquinosulfonic acid, isoascorbic acid, lactic acid, maleic acid, methanesulfonic acid, oxalic acid, para-bromophenylsulfonic acid, propionic acid, p-toluenesulfonic acid, salicylic acid, stearic acid, succinic acid, tannic acid, tartaric acid, thioglycolic acid, toluenesulfonic acid and uric acid, and where the base is a pharmaceutically acceptable base, such as an amino acid, an amino acid ester, ammonium hydroxide, potassium hydroxide, sodium hydroxide, sodium hydrogen carbonate, aluminum hydroxide, calcium carbonate, magnesium hydroxide, magnesium aluminum silicate, synthetic aluminum silicate, synthetic hydrotalcite, magnesium aluminum hydroxide, diisopropylethylamine, ethanolamine, ethylenediamine, triethanolamine, triethylamine, triisopropanolamine, or a salt of a pharmaceutically acceptable cation and acetic acid, acrylic acid, adipic acid, alginic acid, alkanesulfonic acid, an amino acid, ascorbic acid, benzoic acid, boric acid, butyric acid, carbonic acid, citric acid, a fatty acid, formic acid, fumaric acid, gluconic acid, hydroquinosulfonic acid, isoascorbic acid, lactic acid, maleic acid, methanesulfonic acid, oxalic acid, para-bromophenylsulfonic acid, propionic acid, p-toluenesulfonic acid, salicylic acid, stearic acid, succinic acid, tannic acid, tartaric acid, thioglycolic acid, toluenesulfonic acid, and uric acid.
[0060] In some formulations additives may also include: chelating agents (such as EDTA and EDTA salts); colorants or opaquants (such as titanium dioxide, food dyes, lakes, natural vegetable colorants, iron oxides, silicates, sulfates, magnesium hydroxide and aluminum hydroxide); coolants (e.g., trichloroethane, trichloroethylene, dichloromethane, fluorotrichloromethane); cryoprotectants (such as trehelose, phosphates, citric acid, tartaric acid, gelatin, dextran and mannitol); and diluents or fillers (such as lactose, mannitol, talc, magnesium stearate, sodium chloride, potassium chloride, citric acid, spray-dried lactose, hydrolyzed starches, directly compressible starch, microcrystalline cellulose, cellulosics, sorbitol, sucrose, sucrose-based materials, calcium sulfate, dibasic calcium phosphate and dextrose).
[0061] Yet other additives may include disintegrants or super disintegrants; hydrogen bonding agents, such as magnesium oxide; flavorants or desensitizers; ion-exchange resins, such as styrene/divinyl benzene copolymers, and quaternary ammonium compounds; plasticizers, such as polyethylene glycol, citrate esters (e.g., triethyl citrate, acetyl triethyl citrate, acetyltributyl citrate), acetylated monoglycerides, glycerin, triacetin, propylene glycol, phthalate esters (e.g., diethyl phthalate, dibutyl phthalate), castor oil, sorbitol and dibutyl seccate; and preservatives, such as ascorbic acid, boric acid, sorbic acid, benzoic acid, and salts thereof, parabens, phenols, benzyl alcohol, and quaternary ammonium compounds.
[0062] It should be appreciated that there is considerable overlap between the above-listed additives in common usage, since a given additive is often classified differently by different practitioners in the field, or is commonly used for any of several different functions. Thus, the above-listed additives should be

United States Patent Application: 0050152967	Page 15 of 20

taken as merely exemplary, and not limiting, of the types of additives that can be included in compositions of the present invention. The amounts of such additives may be readily determined by one skilled in the art, according to the particular properties desired.
[0063] The compositions of the present invention may be prepared by a variety of processes to apply an encapsulation coat onto a substrate or to form a substrate-free solid carrier such as a multiparticulate or a powder. The most commonly used coating and pelletization processes include: balling, spheronization, extrusion, spray congealing, spray drying, pan coating, fluidized bed coating, melt extrusion, crystallization, cryopelletization, nanoencapsulation, coacervation, spraying, precipitation, etc. One skilled in the art will recognize that appropriate additives may also be introduced to the composition or during the processes to facilitate the preparation of the solid carrier or the dosage forms, depending on the need of the individual process.
[0064] A coating process frequently involves spraying a coating solution onto a substrate. The coating solution can be a molten solution of the encapsulation coat composition free of a dispersing medium. The coating solution may also be prepared by solubilizing or suspending the composition of the encapsulation coat in an aqueous medium, an organic solvent, a supercritical fluid, or a mixture thereof. At the end of the coating process, the residual dispersing medium can be further removed to a desirable level using appropriate drying processes, such as vacuum evaporation, heating, freeze drying, etc.
[0065] A pelletization process typically involves preparing a molten solution of the composition of the solid carrier or a dispersion of the composition of the solid carrier solubilized or suspended in an aqueous medium, an organic solvent, a supercritical fluid, or a mixture thereof. Such solution or dispersion is then passed through a certain opening to achieve the desired shape, size, and other properties. Similarly, appropriate drying processes may be used to control the level of the residual dispersing medium, if necessary. The processes, the combination of the processes and/or the modification of the processes described above are well known in the art. Some of the processes are briefly described herein for reference.
[0066] Balling. In a broad sense, pellets are very much like granules and bead; the techniques for producing pellets may also produce granules, beads, etc. Pellets, granules or beads are formed with the aid of, e.g., a pelletizer, a spheronizer or an extruder. The pelletizer, spheronizer or extruder is able to form approximately spherical bodies from a mass of finely divided particles continuously, by a rolling or tumbling action on a flat or curved surface with the addition of a liquid.
[0067] Pelletizers are generally classified based on the angle of their axis as a horizontal drum or an inclined dish pelletizer. Rotary fluidized granulators may also be used for pelletization. A standard fluidized drier bowl may be replaced with a rotating plate as an air distributor. For granulation, a binder liquid is sprayed from via one or two binary nozzles located axially to the rotational movement of the powder bed. The granulation results in rounding of the granules to approximately spherical pellets. Such balling or agitation techniques are generally influenced by operating conditions, e.g., the bridging/binding liquid requirements, the residence time of the material in the pelletizer, the speed and angle of inclination of the pelletizer, the amount of material fed to the pelletizer and the choice and levels of binder, etc. Those skilled in the art may adjust readily such factors to produce a satisfactory product.
[0068] The choice of binder for a given application may also be determined readily by those skilled in the art. Generally, the binder must be capable of wetting the surfaces of the particle being pelletized or granulated. In general, binders must have sufficient wet strength to allow agglomerates to be handled and sufficient dry strength to make them suitable for their intended purposes. Each process, however, makes use of a different system of forces and may require a different agglomerate strength. The final selection of

United States Patent Application: 0050152967	Page 16 of 20

the binder is made generally based on the type of equipment used. Factors that affect the equipment and binder choices include: the size and size distribution of pellets, bulk density, strength and flow properties. Other factors that affect the performance of the pellets, which may be adjusted by one skilled in the art by the inclusion of additives, choice of equipment and processing conditions.
EXAMPLES
[0069] Example 1
[0070] The amount of active dissolution over time, e.g., guaifenesin and/or phenylephrine in the tablets or capsules disclosed herein below may be tested as follows. Briefly, in vitro guaifenesin or phenylephrine release may be determined using an acid/base dissolution bath, e.g., a standard USP 23/NF Drug Release Apparatus. Dissolution vessels of a USP calibrated dissolution bath, equipped with shafts and paddles, are filled with 675 ml of 0.1N hydrochloric acid at 37.0 degrees Centigrade. The bath and vessels are maintained at a temperature of 37.0.+-.0.5 degrees Centigrade throughout a standard 7 hour dissolution test. The paddles were set to rotate at 50 RPM and slowly lowered into the vessels. One tablet or capsule is dropped into each vessel.
[0071] At the testing intervals, e.g., 1 minute, 10, 10, 30, 45, 60 or 90 minutes, 2, 3, 4, 6, 7, 9 or 12 hour testing intervals, an aliquot, e.g., 5 mls of dissolution solution is withdrawn from each vessel, filtered (e.g., through a 10-22 micron polyethylene filter) and tested using an HPLC. To stop the dissolution a strong base may be added to the sample, e.g., 0.2M sodium phosphate tribasic to increase the pH of the solution to about 6.8. The percent dissolution is determined using HPLC.
[0072] Capsule shells and process: 7.5% phenylephrine immediate release beads where used as starting material. A portion of this lot was transferred to a rotating pan. Phenylephrine was added to the beads using of pharmaceutical glaze. The beads were then allowed to roll and cure for 6 hours before sustained release coating was added. In-order to develop the product, four different levels of sustained release coating amounts were added. In one example, 10.93 Kgs of phenylephrine were added to the beads using 4.32 Kgs of pharmaceutical glaze. The beads were then allowed to roll and cure for 6 hours before sustained release coating was added.
[0073] In order to develop the product four different levels of sustained release coating amounts were added. The first was 7.15 kg’s of SR mix #1 and 4.96 kg’s of pharmaceutical glaze. Once this loading was complete 5.0 kg’s were removed for drying and testing. The second load consisted of 4.75 kg’s of SR mix #1 and 2.68 kg’s of pharmaceutical glaze. Again 5.0 kg’s of beaded material was removed for drying at 40.degree. C. and testing. The third load consisted of 5.92 kg’s SR mix #1 and 3.43 kg’s of glaze. After application another 5.0 kg’s of beaded material was removed from the pan for drying at 40.degree. C. and testing. The fourth and final load consisted of 7.78 kg’s of SR mix #1 and 4.56 kg’s of pharmaceutical glaze. The entire pan was allowed to roll and cure under heat lamps for 6 hours before sampling for study.
[0074] Table 1 is a list of all theoretical percentages and actual assay results for the, above, described material.
1 SR Mix Theoretical PEH % Actual PEH % Diss. 90 min, 3 hr, 6 hr #1 21.6% 20.8% 4.6%, 18.6%, 59.3% #2 19.8% 19.3% 0.2%, 0.8%, 11.0% #3 17.8% 17.3% 0.16%, 0.4%, 2.7% #4 15.5% 15.4% 0.6%, 0.8%, 2.6%
[0075] Based on assay and dissolution profile load #1 was selected for use in further development. The moisture content in load #4 may be higher than those loads dried in the tray drier. This may have

United States Patent Application: 0050152967	Page 17 of 20

contributed to why load #3 and #4 have essentially the same dissolution profile despite the increased SR mix. The gauifenesin DC 95% was compressed into slugs using a bb2 type tablet press with standard 1/4” cup tooling. GRA001 was pressed into slugs weighing 220 mg each. Capsules were filled using 75 mg of Load #1 beads (15 mg phenylephrine). Then two 220 mg slugs of Gauifenesin DC. These capsule were then placed in a 75 cc bottle and conditioned at 35.degree. C. for 24 hours. Dessicant was then added. The material was capped and the induction seal was activated. The material was placed on accelerated stability.
[0076] Dissolution: The present inventors found that the dissolution rate of the phenylephrine is accelerated when combined with Gauifenesin DC. Due to this effect the testing of the dissolution rate is achieved by first making a mock-up of the finished product. By doing so the suitability of the phenylephrine beads was determined more accurately. Direct specifications for dissolution were determined once data was collected to accurately predict this rate change.
[0077] Stability: Capsules were studied for stability. Accelerated stability indicates that the product is stable. Gauifenesin DC released 100% immediately with stable potency. The phenylephrine exhibited a first order release profile consistent with an 8 hour product and was consistent from month to month. Results are summarized below in Table 2.
2 Lot # Count Container Closure Desiccant DEV 191 100 CON014 CLO452 DES101 GFN PEH Diss. PEH Time Diss. 90 min/Assay 90 min/3 hr/6 hr Assay Initial 103.7%/99.8% 30.1%/43.5%/70.5% 105.2% 4 week 103.5%/98.5% 33.8%/49.4%/78.7% 105.7% 6 week 104.2%/98.7% 20.8%/38.3%/70.6% 100.4% 8 week 102.6%/99.5% 26.8%/44.5%/78.7% 107.3% 10 week 103.9%/99.4% 31.5%/46.2%/73.1% 97.8% 12 week 104.1%/98.8% 33.7%/51.0%/85.5% 107.7%
[0078] Equipment: Bosch GKF 700 and GKF 2000 machines were used for the pellet and powder functions. The GKF 700 runs the 400/15 product that requires the beads to be dosed prior to powder. The GKF 2000 runs product 200/7.5 and is capable of filling powder followed by beads. The reason for this is that the 400/15 product is in a size 0 elongated capsule that is overfilled. If the beads are added after the powder slug they will tend to roll off the slug during capsule closure. This would result in poor closure and poor content uniformity.
Example 2
[0079] Phenylephrine for delayed release may be prepared using pharmaceutical glaze, polyvinylpyrrolidone and/or microcrystalline cellulose in combination with one or more inactive agents. For example, the phenylephrine may be allowed to roll and cure for 1-6 hours in the presence of the polyvinylpyrolidone and microcrystalline cellulose. Optionally, a sustained release coating may be added to infuse and/or coat the active-polymer (phenylephrine-polyvinylpyrrolidone). Different levels of sustained release coating amounts may be added, with or without intervening layers of active and/or polymer. In one example, 10.93 Kgs of phenylephrine may be added to polyvinylpyrrolidone and pharmaceutical glaze. The phenylephrine-polyvinylpyrrolidone is allowed to roll and cure for 1-6 hours before sustained release coating (pharmaceutical glaze) is added.
[0080] Table 3 is a list of all percentages of actual assay results for the above described formulation for extended release phenylephrine.
3 PHFB DVR II Phenylephrine 90 min 3 hours 6 hours ELA 30 mg 41.5 58.0 80.3 GFD 30 mg 57.6 69.9 86.4 EER 30 mg 36.2 51.2 74.6

United States Patent Application: 0050152967	Page 18 of 20

[0081] Table 4 shows the release profile for guaifenesin immediate release.
4 PHFB DVR II Guaifenesin 90 min 3 hours 6 hours ELA 400 mg 100.9 N/A N/A GFD 400 mg 99.7 N/A N/A EER 400 mg 101.4 N/A N/A
[0082] The results from the formulations are summarized in FIGS. 1-3, which demonstrate the percentage release of the three different formulations and packaging of actives over time. The gauifenesin DC 95% may be compressed into slugs using, e.g., a bb2 type tablet press with standard 1/4” cup tooling. GRA001 was pressed into slugs weighing 220 mg each. Capsules may be filled with phenylephrine and two 220 mg slugs of Gauifenesin DC. These capsules are placed in a 75 cc bottle and conditioned at 35.degree. C. for 24 hours. Dessicant was then added. The material was capped and the induction seal was activated. The material was placed on accelerated stability.
[0083] Dissolution: The present inventors found that the dissolution rate of the phenylephrine is accelerated when combined with Gauifenesin DC. Due to this effect the testing of the dissolution rate is achieved by first making a mock-up of the finished product. By doing so the suitability of the phenylephrine was determined more accurately. Direct specifications for dissolution were determined once data was collected to accurately predict this rate change.
[0084] Stability: Capsules were studied for stability. Accelerated stability indicates that the product is stable. Gauifenesin DC released 100% immediately with stable potency. The phenylephrine exhibited a first order release profile consistent with an 8 hour product and was consistent from month to month. Results are summarized below.
[0085] Formula I. A batch of immediate release expectorant, e.g., guaifenesin for use with the enveloped formulation was prepared with the following components:
5 Components Weight Guaifenesin DC 421 mg Talc 5 mg
[0086] Formula II. A batch of immediate release guaifenesin for use with the enveloped formulation was prepared with the following components:
6 Components Weight Guaifenesin DC 632 mg Talc 3 mg Stearic Acid 2 mg
[0087] Formula III. A batch of immediate release guaifenesin for use with the enveloped formulation was prepared with the following components:
7 Components Weight Guaifenesin DC 211 mg Talc 3 mg Magnesium Stearate 2 mg
[0088] Formula IV. A batch of immediate release guaifenesin for use with the enveloped formulation was prepared with the following components:
8 Components Weight Guaifenesin DC 421 mg Magnesium Stearate 3 mg Ludipress 50 mg
[0089] Formula IV. A batch of effervescent expectorant for immediate release, e.g., guaifenesin for use with the enveloped formulation was prepared with the following components:
9 Components Weight Guaifenesin DC 421 mg Talc 5 mg Sodium bicarbonate 25 mg

United States Patent Application: 0050152967	Page 19 of 20

[0090] When combining the first and the second active, these may be formulated as follows. A capsule for immediate release of a first active and extended release of a second active in an enveloped formulation, in a single capsule:
10 First Active Weight Second Active Weight Guaifenesin DC 421 mg Phenylephrine 15 mg Talc 5 mg Bead 44 mg Lacquer 6 mg Talc 5 mg Calcium Stearate 5 mg Capsule 1
[0091] A formulation for immediate release of a first active and extended release of a second active in an enveloped formulation, in a gelcap:
11 First Active Weight Second Active Weight Guaifenesin DC 421 mg Phenylephrine 15 mg Talc 0 mg Bead 44 mg Lacquer 6 mg Talc 5 mg Calcium Stearate 5 mg Gelcap 1
[0092] A formulation for immediate release of a first active and extended release of a second active in an enveloped formulation, in a suppository:
12 First Active Weight Second Active Weight Guaifenesin DC 421 mg Phenylephrine 5 mg Talc 5 mg Bead 15 mg Lacquer 2 mg Talc 1.5 mg Calcium Stearate 1.5 mg Stearic Acid 2 mg beeswax/glycerol 1- 2 gr
[0093] An effervescent tablet for immediate release of a first active and extended release of a second active in an enveloped formulation, in an effervescent tablet:
13 First Effervescent Active Weight Second Active Minicap Weight Guaifenesin DC 421 mg Phenylephrine 15 mg Talc 5 mg Bead 44 mg Lacquer 6 mg Talc 5 mg Calcium Stearate 5 mg Monosodium citrate 10 mg Sodium bicarbonate 10 mg
[0094] For immediate release of a first active and extended release of a second active in an enveloped formulation one may add the following ingredients, in a caplet:
14 First Active Weight Second Active Weight Guaifenesin DC 421 mg Phenylephrine 15 mg Talc 3 mg Bead 44 mg Lacquer 6 mg Talc 5 mg Calcium Stearate 5 mg
[0095] When combining the first active and the decongestant, these may be formulated as follows. A capsule for immediate release of an expectorant and extended release of a decongestant in an enveloped formulation, in a single capsule:
15 Expectorant Weight Decongestant Weight Guaifenesin DC 421 mg Phenylephrine HCl 30 mg Talc 5 mg PVPyrrole 44 mg Povidone 6 mg Talc 5 mg Calcium Stearate 5 mg Capsule 1
[0096] When combining the first active and the decongestant, these may be formulated as follows. A capsule for immediate release of an expectorant and extended release of a decongestant in an enveloped formulation, in a single capsule:
16 Expectorant Weight Decongestant Weight Guaifenesin DC 421 mg Phenylephrine HCl 30 mg Talc 5 mg PVPyrrole 44 mg Povidone 6 mg Microcrystalline Cellulose 5 mg Magnesium Stearate 5 mg Gelatin Capsule 1
[0097] A formulation for immediate release of an expectorant and extended release of a decongestant in an enveloped formulation, in a gelcap:

United States Patent Application: 0050152967	Page 20 of 20

17 Expectorant Weight Decongestant Weight Guaifenesin DC 421 mg Phenylephrine 30 mg Microcrystalline Cellulose 44 mg Magnesium Stearate 5 mg Gelcap 1
[0098] A formulation for immediate release of an expectorant and extended release of a decongestant in an enveloped formulation, in a suppository:
18 Expectorant Weight Decongestant Weight Guaifenesin DC 421 mg Phenylephrine 15 mg Talc 5 mg PVPyrrole 44 mg Povidone 6 mg Microcrystalline Cellulose 5 mg Magnesium Stearate 5 mg Stearic Acid 2 mg beeswax/glycerol 1-2 gr
[0099] An effervescent tablet for immediate release of an expectorant and extended release of a decongestant in an enveloped formulation, in an effervescent tablet:
19 First Effervescent Active Weight Decongestant Minicap Weight Guaifenesin DC 421 mg Phenylephrine 15 mg Talc 5 mg PVPyrrole 44 mg Povidone 6 mg Microcrystalline Cellulose 5 mg Magnesium Stearate 5 mg Monosodium citrate 10 mg Sodium bicarbonate 10 mg
[0100] For immediate release of an expectorant and extended release of a decongestant in an enveloped formulation one may add the following ingredients, in a caplet:
20 Expectorant Weight Decongestant Weight Guaifenesin DC 421 mg Phenylephrine 15 mg Talc 3 mg PVPyrrole 44 mg Povidone 6 mg Microcrystalline Cellulose 5 mg Magnesium Stearate 5 mg
[0101] While this invention has been described in reference to illustrative embodiments, this description is not intended to be construed in a limiting sense. Various modifications and combinations of the illustrative embodiments, as well as other embodiments of the invention, will be apparent to persons skilled in the art upon reference to the description. It is therefore intended that the appended claims encompass any such modifications or embodiments.

CONFIDENTIAL
SCHEDULE B
Development Plan

1.	Determine formulation for combination product of [***] and methscopolamine [***] to be a [***] dosing for allergic rhinitis	[***]

2.	Method development – prevalidation	[***]

3.	Method development – including degredants and impurities	[***]

4.	Formulation development protocol	[***]

5.	Perform cleaning validation studies	[***]

6.	Write clinical lot MBR	[***]

7.	Write feasibility protocol	[***]

8.	Write stability protocol	[***]

9.	Manufacture GMP batch	[***]

10.	Commence stability studies	[***]

11.	Pre-IND meeting with FDA	[***]

12.	Submit IND	[***]

13.	Conduct single dose PK study	[***]

14.	Conduct multiple dose study	[***]

15.	Conduct Phase III clinical study	[***]

16.	Prepare NDA	[***]

17.	Submit NDA	[***] 2010

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

CONFIDENTIAL
SCHEDULE C
Supply Terms
Requirements Contract. Neos to supply all of Cornerstone’s requirements for Product for commercial sale and promotional samples of Product in the United States except as set forth in the next paragraph.
Alternate Third Party Supplier. Neos to assist Cornerstone to qualify an alternate third party supplier selected by Cornerstone in its sole discretion, which shall be permitted to supply a quantity up to the greater of (i) one lot of bottles with the same number of capsules per bottle as supplied by Neos to Cornerstone under the definitive supply agreement, or (ii) [***] percent ([***]%) of Cornerstone’s requirements for Product in the United States. However, if Neos is unable to supply 100% of the quantities of Product ordered for sixty (60) days or more, then Cornerstone may increase its purchases of Product from the alternate third party supplier to address any shortfall.
Term. Five year initial term, with a Cornerstone option to renew for an additional five year renewal term.
Pricing.
•	Initial pricing shall be set by the Parties based on [***] of Neos’ direct manufacturing costs

•	Prices may be increased on January 1st of each year during the Term based on Neos’ demonstrating increased costs but any price increase shall not exceed increases in the Producer Price Index for manufactured goods for that same period and provided further that such increase shall not increase the Product Price by more than [***] from the previous calendar year.
Intellectual Property. All intellectual property relating to the Product, excluding Process Developments (as defined below), conceived, reduced to practice, authored, or otherwise generated or developed in the course of activities under the supply agreement, whether patentable or not, and any authorship of works relating to a Product, including any trademarks, trade dress, trade secrets or copyrights (“Product Developments”), shall be owned by Cornerstone without payment to Neos. Such Product Developments shall not include any intellectual property, including, without limitation, know-how or improvements relating to the manufacture of pharmaceutical products generally or relating to the DVR Technology generally, conceived, reduced to practice or otherwise developed by or on behalf of Neos, in connection with the performance of its obligations under the supply agreement (“Process Developments”).
Representations and Warranties. Customary for agreements of this type, including regarding maintenance of all manufacturing regulatory approvals and GMP facility status, and manufacture of Product to Specifications, GMP, Neos manufacturing SOPs, and applicable Laws.

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.